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CONFORMED COPY

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                                CREDIT AGREEMENT

                           DATED AS OF JULY 11, 1996

                                     AMONG


                            OLYMPIC FINANCIAL LTD.,


                        VARIOUS FINANCIAL INSTITUTIONS,

                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,

                                   AS AGENT,

                                      AND

                        FIRST BANK NATIONAL ASSOCIATION,

                                 AS CO-MANAGER,



                        ARRANGED BY BA SECURITIES, INC.



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                                   TABLE OF CONTENTS

         Section                                                            Page

                                       ARTICLE I
                                      DEFINITIONS

         1.1    Certain Defined Terms. . . . . . . . . . . . . . . . . . . .   1
         1.2    Other Interpretive Provisions. . . . . . . . . . . . . . . .  24
         1.3    Accounting Principles. . . . . . . . . . . . . . . . . . . .  25

                                      ARTICLE II
                                     THE CREDITS

         2.1    Amounts and Terms of Commitments . . . . . . . . . . . . . .  25
         2.2    Loan Accounts  . . . . . . . . . . . . . . . . . . . . . . .  26
         2.3    Procedure for Borrowing. . . . . . . . . . . . . . . . . . .  26
         2.4    Conversion and Continuation Elections for Borrowings . . . .  27
         2.5    Voluntary Termination or Reduction of Commitments. . . . . .  29
         2.6    Prepayments. . . . . . . . . . . . . . . . . . . . . . . . .  29
         2.7    Repayment. . . . . . . . . . . . . . . . . . . . . . . . . .  30
         2.8    Interest . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         2.9    Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                (a)   Agent's and Arranger's Fees. . . . . . . . . . . . . .  31
                (b)   Commitment Fees. . . . . . . . . . . . . . . . . . . .  31
         2.10   Computation of Fees and Interest . . . . . . . . . . . . . .  31
         2.11   Payments by the Company. . . . . . . . . . . . . . . . . . .  31
         2.12   Payments by the Lenders to the Agent . . . . . . . . . . . .  32
         2.13   Sharing of Payments, etc . . . . . . . . . . . . . . . . . .  33
         2.14   Additional Lenders; Increased Commitments. . . . . . . . . .  33

                                 ARTICLE III
                   TAXES, YIELD PROTECTION AND ILLEGALITY

         3.1    Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         3.2    Illegality . . . . . . . . . . . . . . . . . . . . . . . . .  35
         3.3    Increased Costs and Reduction of Return. . . . . . . . . . .  36
         3.4    Funding Losses . . . . . . . . . . . . . . . . . . . . . . .  37
         3.5    Inability to Determine Rates . . . . . . . . . . . . . . . .  38
         3.6    Certificates of Lenders. . . . . . . . . . . . . . . . . . .  38
         3.7    Substitution of Lenders. . . . . . . . . . . . . . . . . . .  38
         3.8    Limitation on Recovery . . . . . . . . . . . . . . . . . . .  39
         3.9    Survival . . . . . . . . . . . . . . . . . . . . . . . . . .  39

                                  ARTICLE IV
                            CONDITIONS PRECEDENT

         4.1    Conditions of Initial Loans. . . . . . . . . . . . . . . . .  39
                (a) Credit Agreement and Notes . . . . . . . . . . . . . . .  40
                (b) Pledge and Security Agreement. . . . . . . . . . . . . .  40

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          Section                                                           Page

         (c)    Collateral Monitoring Agreement  . . . . . . . . . . . . . .  40
         (d)    Counterpart to Agency Agreement and Retail Lockbox
                Agreement  . . . . . . . . . . . . . . . . . . . . . . . . .  40
         (e)    Resolutions; Incumbency; Articles; Bylaws; Other
                Documents  . . . . . . . . . . . . . . . . . . . . . . . . .  40
         (f)    Good Standing. . . . . . . . . . . . . . . . . . . . . . . .  41
         (g)    Legal Opinions . . . . . . . . . . . . . . . . . . . . . . .  41
         (h)    Payment of Fees. . . . . . . . . . . . . . . . . . . . . . .  41
         (i)    No Material Adverse Change . . . . . . . . . . . . . . . . .  41
         (j)    Certificate. . . . . . . . . . . . . . . . . . . . . . . . .  41
         (k)    Financing Statements . . . . . . . . . . . . . . . . . . . .  41
         (l)    Other Documents. . . . . . . . . . . . . . . . . . . . . . .  42

4.2      Conditions to All Loans . . . . . . . . . . . . . . . . . . . . . .  42
         (a)    Notice . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
         (b)    Continuation of Representations and Warranties . . . . . . .  42
         (c)    No Existing Default. . . . . . . . . . . . . . . . . . . . .  43

                                    ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

         5.1    Organization, Standing, Etc. . . . . . . . . . . . . . . . .  43
         5.2    Authorization and Validity . . . . . . . . . . . . . . . . .  43
         5.3    No Conflict, No Default. . . . . . . . . . . . . . . . . . .  43
         5.4    Government Consent . . . . . . . . . . . . . . . . . . . . .  44
         5.5    Financial Statements and Condition . . . . . . . . . . . . .  44
         5.6    Litigation and Contingent Liabilities. . . . . . . . . . . .  44
         5.7    Compliance . . . . . . . . . . . . . . . . . . . . . . . . .  44
         5.8    Environmental, Health and Safety Laws. . . . . . . . . . . .  45
         5.9    ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.10   Ownership of Property; Liens . . . . . . . . . . . . . . . .  45
         5.11   Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         5.12   Trademarks, Patents, Etc . . . . . . . . . . . . . . . . . .  46
         5.13   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . .  46
         5.14   Partnerships and Joint Ventures. . . . . . . . . . . . . . .  46
         5.15   Federal Reserve Regulations. . . . . . . . . . . . . . . . .  46
         5.16   Regulated Entities . . . . . . . . . . . . . . . . . . . . .  46
         5.17   Full Disclosure. . . . . . . . . . . . . . . . . . . . . . .  46
         5.18   Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . .  47

                                   ARTICLE VI
                             AFFIRMATIVE COVENANTS

         6.1    Financial Statements and Reports . . . . . . . . . . . . . .  47
         6.2    Corporate Existence. . . . . . . . . . . . . . . . . . . . .  49
         6.3    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . .  50
         6.4    Payment of Taxes and Claims. . . . . . . . . . . . . . . . .  50
         6.5    Inspection . . . . . . . . . . . . . . . . . . . . . . . . .  50

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         Section                                                            Page


         6.6    Maintenance of Properties. . . . . . . . . . . . . . . . . .  50
         6.7    Books and Records. . . . . . . . . . . . . . . . . . . . . .  51
         6.8    Compliance . . . . . . . . . . . . . . . . . . . . . . . . .  51
         6.9    ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
         6.10   Environmental Matters. . . . . . . . . . . . . . . . . . . .  51
         6.11   Collateral Monitor . . . . . . . . . . . . . . . . . . . . .  51

                                    ARTICLE VII
                                 NEGATIVE COVENANTS

         7.1    Merger . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
         7.2    Sale of Assets . . . . . . . . . . . . . . . . . . . . . . .  52
         7.3    Purchase of Assets . . . . . . . . . . . . . . . . . . . . .  53
         7.4    Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         7.5    Change in Nature of Business . . . . . . . . . . . . . . . .  53
         7.6    Subsidiaries, Partnerships and Joint Ventures. . . . . . . .  53
         7.7    Other Agreements . . . . . . . . . . . . . . . . . . . . . .  53
         7.8    Restricted Payments. . . . . . . . . . . . . . . . . . . . .  54
         7.9    Investments. . . . . . . . . . . . . . . . . . . . . . . . .  54
         7.10   Indebtedness . . . . . . . . . . . . . . . . . . . . . . . .  55
         7.11   Liens. . . . . . . . . . . . . . . . . . . . . . . . . . . .  56
         7.12   Contingent Liabilities . . . . . . . . . . . . . . . . . . .  56
         7.13   Unconditional Purchase Obligations . . . . . . . . . . . . .  56
         7.14   Transactions with Related Parties. . . . . . . . . . . . . .  57
         7.15   Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . .  57
         7.16   Selection Procedures . . . . . . . . . . . . . . . . . . . .  57
         7.17   Capital Base . . . . . . . . . . . . . . . . . . . . . . . .  57
         7.18   Leverage Ratio . . . . . . . . . . . . . . . . . . . . . . .  58
         7.19   Portfolio Loss Ratio . . . . . . . . . . . . . . . . . . . .  58
         7.20   Delinquency Ratio. . . . . . . . . . . . . . . . . . . . . .  58

                                   ARTICLE VIII
                                EVENTS OF DEFAULT

         8.1    Event of Default . . . . . . . . . . . . . . . . . . . . . .  58
                (a)  Non-Payment . . . . . . . . . . . . . . . . . . . . . .  58
                (b)  Representation or Warranty. . . . . . . . . . . . . . .  58
                (c)  Certain Covenants . . . . . . . . . . . . . . . . . . .  58
                (d)  Other Defaults. . . . . . . . . . . . . . . . . . . . .  59
                (e)  Insolvency; Voluntary Proceedings . . . . . . . . . . .  59
                (f)  Involuntary Proceedings . . . . . . . . . . . . . . . .  59
                (g)  Judgments . . . . . . . . . . . . . . . . . . . . . . .  59
                (h)  ERISA . . . . . . . . . . . . . . . . . . . . . . . . .  59
                (i)  Cross Default . . . . . . . . . . . . . . . . . . . . .  60
                (j)  Common Stock. . . . . . . . . . . . . . . . . . . . . .  60
                (k)  Finance Income Receivable . . . . . . . . . . . . . . .  60
                (l)  Change of Control . . . . . . . . . . . . . . . . . . .  60

         Section                                                            Page

                (m)  Senior Note Offers. . . . . . . . . . . . . . . . . . .  60
                (n)  Subordinated Debt Offers. . . . . . . . . . . . . . . .  60
         8.2    Remedies . . . . . . . . . . . . . . . . . . . . . . . . . .  61
         8.3    Rights Not Exclusive . . . . . . . . . . . . . . . . . . . .  61

                                      ARTICLE IX
                                      THE AGENT

         9.1    Appointment and Authorization; "Agent" . . . . . . . . . . .  61
         9.2    Delegation of Duties . . . . . . . . . . . . . . . . . . . .  62
         9.3    Liability of Agent . . . . . . . . . . . . . . . . . . . . .  62
         9.4    Reliance by Agent. . . . . . . . . . . . . . . . . . . . . .  62
         9.5    Notice of Default. . . . . . . . . . . . . . . . . . . . . .  63
         9.6    Credit Decision. . . . . . . . . . . . . . . . . . . . . . .  63
         9.7    Indemnification of Agent . . . . . . . . . . . . . . . . . .  64
         9.8    Agent in Individual Capacity . . . . . . . . . . . . . . . .  64
         9.9    Resignation; Removal; Successor Agent. . . . . . . . . . . .  65
         9.10   Withholding Tax. . . . . . . . . . . . . . . . . . . . . . .  65

                                       ARTICLE X
                                     MISCELLANEOUS

         10.1   Amendments and Waivers . . . . . . . . . . . . . . . . . . .  67
         10.2   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . .  68
         10.3   No Waiver; Cumulative Remedies . . . . . . . . . . . . . . .  68
         10.4   Costs and Expenses . . . . . . . . . . . . . . . . . . . . .  69
         10.5   Company Indemnification. . . . . . . . . . . . . . . . . . .  69
         10.6   Payments Set Aside . . . . . . . . . . . . . . . . . . . . .  70
         10.7   Successors and Assigns . . . . . . . . . . . . . . . . . . .  70
         10.8   Assignments, Participations, Etc . . . . . . . . . . . . . .  70
         10.9   Confidentiality. . . . . . . . . . . . . . . . . . . . . . .  72
         10.10  Set-off. . . . . . . . . . . . . . . . . . . . . . . . . . .  73
         10.11  Automatic Debits of Fees . . . . . . . . . . . . . . . . . .  73
         10.12  Notification of Addresses, Lending Offices, Etc. . . . . . .  74
         10.13  Counterparts . . . . . . . . . . . . . . . . . . . . . . . .  74
         10.14  Severability . . . . . . . . . . . . . . . . . . . . . . . .  74
         10.15  No Third Parties Benefited . . . . . . . . . . . . . . . . .  74
         10.16  Governing Law and Jurisdiction . . . . . . . . . . . . . . .  74
         10.17  Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . .  75
         10.18  Entire Agreement . . . . . . . . . . . . . . . . . . . . . .  75
         10.19  Use of Name. . . . . . . . . . . . . . . . . . . . . . . . .  75

    SCHEDULES

    Schedule A          List of States Where UCC Financing Statements
                        are Required for Customers.
    Schedule  1.1       Pricing Schedule
    Schedule  2.1       Commitments and Pro Rata Shares
    Schedule  5.6       Litigation and Contingent Liabilities
    Schedule  5.13      Subsidiaries
    Schedule  5.14      Partnerships and Joint Ventures
    Schedule  7.9       Investments
    Schedule  7.10      Indebtedness
    Schedule  7.11      Liens
    Schedule  10.2      Offshore and Domestic Lending Offices;
                        Addresses for Notices


    EXHIBITS

    Exhibit   A         Form of Notice of Borrowing
    Exhibit   B         Form of Notice of Conversion/Continuation
    Exhibit   C         Form of Note
    Exhibit   D         Form of Borrowing Base Certificate
    Exhibit   E         Form of Agreed-upon Procedures Report
    Exhibit   F         Form of Pledge and Security Agreement
    Exhibit   G-1       Form of Legal Opinion of Dorsey & Whitney LLP
    Exhibit   G-2       Form of Legal Opinion of James D. Atkinson III
    Exhibit   H         Form of Assignment and Acceptance
    Exhibit   I         Form of Compliance Certificate

                                   CREDIT AGREEMENT

    This CREDIT AGREEMENT is entered into as of July 11, 1996, among OLYMPIC FINANCIAL LTD., a Minnesota corporation (the "COMPANY"), the several financial institutions from time to time party to this Agreement (collectively the "LENDERS"; individually each a "LENDER"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as Agent, and FIRST BANK NATIONAL ASSOCIATION, as Co-Manager.

    WHEREAS, the Lenders have agreed to make available to the Company a revolving credit facility upon the terms and conditions set forth in this Agreement;

    NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                      ARTICLE I

                                     DEFINITIONS

    1.1 CERTAIN DEFINED TERMS. The following terms have the following meanings:

        ACQUISITION means the purchase, in one transaction or a series of related transactions, directly or indirectly (including by merger, tender offer, exchange offer, consolidation or otherwise) by the Company and/or any of its Subsidiaries of more than 50% of the assets or issued and outstanding stock of another Person.

        AFFECTED LENDER - see SECTION 3.7.

        AFFILIATE means, as to any Person, any other Person which, directly or indirectly, is in control of, or is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or membership interests, by contract or otherwise.

        AGENCY AGREEMENT means the Agency Agreement, dated as of November 13, 1992, among the Company, Harris Trust and Savings Bank and the Program Parties (as therein defined).

        AGENT means BofA in its capacity as Agent for the Lenders hereunder, and any successor agent arising under SECTION 9.9.

        AGENT-RELATED PERSONS means the Agent and any successor thereto in such capacity hereunder, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates acting for or on behalf of the Agent.

        AGENT'S PAYMENT OFFICE means the address for payments set forth on
    SCHEDULE 10.2 or such other address as the Agent may from time to time specify.

        AGREED-UPON PROCEDURES means the procedures described in the Agreed-upon Procedures Report to be applied by the Collateral Monitor to the Pledged Auto Receivables and related Contract Files covered by the relevant Agreed-upon Procedures Report, as such procedures may be amended, modified or supplemented from time to time with the written consent of the Company, the Collateral Monitor and the Required Lenders.

        AGREED-UPON PROCEDURES REPORT means a report substantially in the form of EXHIBIT E attached hereto which is to be prepared by the Collateral Monitor and delivered to the Agent in accordance with
    SECTION 6.1(k).

        AGREED-UPON PROCEDURES REPORTING PERIOD means, with respect to any Agreed-upon Procedures Report, a period commencing on the last day covered by the last Agreed-upon Procedures Report delivered to the Agent (or, if no previous Agreed-upon Procedures Report has been delivered to the Agent, the Effective Date) and ending on a date which is not greater than 20 days prior to the delivery of such Agreed-upon Procedures Report.

        AGREEMENT means this Credit Agreement.

        APPLICABLE MARGIN means, (a) for any Base Rate Loan, zero, and (b) for any Offshore Rate Loan or Resetting Rate Loan, the applicable percentage set forth in SCHEDULE 1.1 beneath the then-current Level and opposite the then-current Usage.

        ARRANGER means BA Securities, Inc., a Delaware corporation.

        ASSIGNEE - see SUBSECTION 10.8(a).

        ASSIGNMENT AND ACCEPTANCE - see SUBSECTION 10.8(a).

        ATTORNEY COSTS means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of internal legal services and all disbursements of internal counsel.

        AUTO LOAN SECURITIZATION means a public or private transfer of Auto Receivables in the ordinary course of business and by which the Company directly or indirectly securitizes a pool of specified Auto Receivables.

        AUTO RECEIVABLE means installment sales contracts and promissory notes purchased by the Company or a Subsidiary of the Company from motor vehicle dealers and secured by new and used automobiles and light trucks.

        AVERAGE SERVICING PORTFOLIO means, at any time, the quotient of (a) the sum of the aggregate Servicing Portfolio as of the last day of each of the Company's most recently completed seven fiscal months divided by
    (b) 7.0.

        BAI means Bank of America Illinois, an Illinois banking corporation.

        BANKRUPTCY CODE means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section 101, ET SEQ.).

        BASE RATE means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BAI in Chicago, Illinois, as its "reference rate." (The "reference rate" is a rate set by BAI based upon various factors including BAI's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate.) Any change in the reference rate announced by BAI shall take effect at the opening of business on the day specified in the public announcement of such change.

        BASE RATE LOAN means a Loan that bears interest based on the Base
    Rate.

        BofA means Bank of America National Trust and Savings Association, a national banking association.

        BORROWING means a borrowing hereunder made by the Lenders ratably according to their respective Pro Rata Shares consisting of Loans of the same Type made to the Company on the same day by the Lenders under
    ARTICLE II and, in the case of Offshore Rate Loans, having the same Interest Period.

    BORROWING BASE means, at any date, an amount equal to 95% of the outstanding principal amount of all Eligible Auto Receivables.

    BORROWING BASE CERTIFICATE see SECTION 6.1(d).

    BORROWING DATE means any date on which a Borrowing occurs under SECTION
2.3.

    BUSINESS DAY means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Chicago or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

    CAPITAL ADEQUACY REGULATION means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.

    CAPITAL BASE means, at any date, the Company's Tangible Net Worth at such date.

    CAPITAL BASE PROCEEDS, for any period, means the proceeds received by the Company from any sale of equity securities during such period (net of direct, out-of-pocket expenses incurred in connection with such sale).

    CAPITALIZED LEASE means any lease which is or should be capitalized on the books of the lessee in accordance with GAAP.

    CASH EQUIVALENT means: (a) Dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition; (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Keefe Bank Watch Rating of "B" or better; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in CLAUSES (b) and (c) above entered into with any financial institution meeting the qualifications specified in CLAUSE (c) above or with any other Person with a short-term unsecured credit rating of at least A-1 from S&P or P-1 from Moody's, which repurchase agreement is secured by a fully perfected security interest in any obligation of the type described in CLAUSES (b) and (c) having a market value of not less than 100% of the repurchase obligation of the financial institution or other Person thereunder; (e). commercial paper having a rating of A-1 or P-1 (or higher) from Moody's or S&P, and in each case maturing within six months after the date of acquisition; (f) the amount of any liabilities (as shown on the Company's or any of its Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Subsidiary that are assumed by the transferee of Finance Income Receivable in any sale thereof permitted by
SECTION 7.2(b); and (g) any notes or other obligations received by the Company or any such Subsidiary from such transferee that are immediately converted by the Company or such Subsidiary into Cash Equivalents (to the extent of the Cash Equivalents received).

    CHANGE OF CONTROL means:

    (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Company; or

    (b) the replacement of a majority of the Board of Directors of the Company, over a one-year period, from the directors who constituted the Board of Directors of the Company at the beginning of such period, which replacement shall not have been approved by the Board of Directors of the Company (or replacement directors approved by the Board of Directors of the Company), as constituted at the beginning of such period.

    CLOSING DATE means the date on which all conditions precedent set forth in
SECTION 4.1 are satisfied or waived by all Lenders (or, in the case of SUBSECTION 4.1(h), waived by the Person entitled to receive the applicable payment).

    CODE means the Internal Revenue Code of 1986, and regulations promulgated thereunder.

    COLLATERAL has the meaning assigned thereto in the Pledge and Security Agreement.

    COLLATERAL MONITOR means Ernst & Young or other successor collateral monitor selected in accordance with SECTION 6.11.

    COLLATERAL MONITORING AGREEMENT - see SECTION 4.1(c).

    COLLATERAL PAYMENTS has the meaning assigned thereto in the Pledge and Security Agreement.

    COLLECTION ACCOUNT has the meaning assigned thereto in the Pledge and Security Agreement.

    CO-MANAGER means First Bank National Association, in its capacity as Co-Manager for the Lenders.

    COMMITMENT - see SECTION 2.1. As of the Effective Date, the initial amount of the combined Commitments of all Lenders is $170,000,000.

    COMMITMENT FEE RATE means the applicable rate set forth in SCHEDULE 1.1 beneath the then-current Level and opposite the then-current Usage.

    COMPANY - see the PREAMBLE.

    COMPLIANCE CERTIFICATE means a certificate substantially in the form of
EXHIBIT I.

    CONTRACT FILE means, with respect to each Auto Receivable, the original of such Auto Receivable and the following original documentation relating to such Auto Receivable:

    (a) a copy of the credit application of the Customer named in the Auto Receivable to the Dealer named in the Auto Receivable;

    (b) a copy of the certificate of title or the Dealer application for Certificate of Title or a certificate of title application for correction of title, in each case showing the Company as lien holder or a guaranty letter from the Dealer agreeing to repurchase the Auto Receivable if the required certificate of title is not received;

    (c) a copy of the executed representation letter from the Customer named in the Auto Receivable agreeing to provide physical damage insurance for the related Vehicle;

    (d) with respect to each Auto Receivable originated in any of the states listed on SCHEDULE A hereto, as amended from time to time by the Agent on behalf of the Lenders, an acknowledgment filed copy of UCC-1 Financing Statements showing the Company as secured party and the Customer obligated on such Auto Receivable as debtor, and an executed UCC-3 statement naming the Company as assignor and the Agent as assignee;

    (e) a copy of a completed Credit Score Sheet showing Credit Score, DAS Score, Debt/Income Ratio and Payment/Income Ratio for the Customer and co-obligor (if any); and

    (f)  a copy of a completed Comment Sheet showing Loan to Value Ratio.

    CONVERSION/CONTINUATION DATE means any date on which, under SECTION 2.4, the Company (a) converts Loans of one Type to another Type or (b) continues as Loans of the same Type, but with a new Interest Period, Loans having an Interest Period expiring on such date.

    CUSTOMER has the meaning assigned thereto in the Pledge and Security Agreement.

    DEALER has the meaning assigned thereto in the Pledge and Security
Agreement.

    DEALER AGREEMENT has the meaning assigned thereto in the Pledge and Security Agreement.

    DEBENTURES means the Company's 8% Convertible Subordinated Debentures due 2008 into which the Preferred Stock may be exchanged in accordance with the terms of the Preferred Stock.

    DEFAULTED AUTO RECEIVABLE means any Auto Receivable with respect to which:
(a) all or any portion of a Scheduled Payment has become delinquent for a number of days such that such Auto Receivable would be considered to be a defaulted Auto Receivable under the terms of any Auto Loan Securitization; (b) the automobile financed pursuant to such Auto Receivable has been repossessed (and any applicable redemption period has expired); or (c) the Company has determined in good faith that payments under such Auto Receivable are not likely to be resumed.

    DELINQUENCY RATIO means, at any time, the result (expressed as a percentage) obtained by dividing (a) the then outstanding principal amount of those Included Contracts which at such date have a Scheduled Payment which is more than thirty days past due by (b) the then outstanding principal amount of all Included Contracts.

    DOLLARS, DOLLARS and $ each mean lawful money of the United States.

    EFFECTIVE DATE means the date on which the Agent has received counterparts of this Agreement executed by the parties hereto.

    ELIGIBLE AUTO RECEIVABLES means only such Auto Receivables of which the Company is the holder, which were originated by the Company in the normal course of business under one or more Dealer Agreements and which satisfy all of the following criteria as determined by the Required Lenders in their reasonable discretion:

         (a) such Auto Receivable had an original principal balance, has a remaining maturity, is fully amortizing with level payments, and has an interest rate and other economic terms that are consistent with the economic terms of the Company's most recent pool of Auto Receivables which the Company securitized or sold so that such Auto Receivable could have been included in such most recent securitization or sale;

         (b) such Auto Receivable is a Pledged Auto Receivable and the Agent for the benefit of the Lenders has a perfected, first priority security interest in such Auto Receivable and the proceeds from any foreclosure of the automobile financed pursuant to such Auto Receivable;

         (c) the number of days since such Auto Receivable was originated is not greater than 180 days;

         (d) such Auto Receivable has not been amended or modified in any manner which would prevent it from being included in a pool of Auto Receivables to be securitized and sold and such Auto Receivable has not been rejected for inclusion in any pool of Auto Receivables which have been or are to be securitized and sold;

         (e) no payment under such Auto Receivable is more than thirty days past due in accordance with the stated terms of such Auto Receivable;

         (f) such Auto Receivable is documented on the Company's standard documentation which has been properly completed and executed;

         (g) the Customer of such Auto Receivable is not the subject of any current bankruptcy or similar insolvency proceeding;

         (h) the Dealer has delivered a complete Contract File including the original of such Auto Receivable to the Company and, except for those periods when such original is being transmitted by one of the Company's offices to its main office or is being microfiched or otherwise copied or electronically imaged off of the

    Company's premises, such original is in the possession of the Company;

         (i) if a Stage I Receivable, 10:00 a.m., Chicago time, on its Stage I Payment Date has not yet occurred;

         (j) the final payment under such Auto Receivable is not more than 72 months after the date such Auto Receivable was originated (PROVIDED, that this CLAUSE (j) shall not exclude Auto Receivables from being Eligible Auto Receivables so long as the Auto Receivables included by virtue of this proviso do not exceed 10% of all Eligible Auto Receivables); and

         (k) the Contract File for such Auto Receivable is not a Rejected File or the Agent has not determined that such Auto Receivable fails to satisfy the standards for eligibility set forth in this definition.

    ELIGIBLE ASSIGNEE means any of (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $500,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $500,000,000, provided that such bank is acting through a branch or agency located in the United States; and (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary or (iii) a Person of which a Lender is a Subsidiary.

    ENVIRONMENTAL LAWS means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.

    ERISA means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

    ERISA AFFILIATE means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or
(c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

    EVENT OF DEFAULT -- see SECTION 8.1.

    EXCEPTION means, with respect to any Contract File, each exception listed in paragraph 6 or 7 of the Agreed-upon Procedures Report reviewing such Contract File.

    FEDERAL FUNDS RATE means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

    FINANCE INCOME RECEIVABLE means the "Finance Income Receivable" appearing, and as determined in accordance with GAAP, on the audited consolidated balance sheet of the Company calculated in a manner consistent with the calculation of "Finance Income Receivable" shown on the Company's audited balance sheet as at December 31, 1995.

    FRB means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

    FURTHER TAXES means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to SECTION 3.1.

    GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of any determination.

    GOVERNMENTAL AUTHORITY means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

    HEDGING OBLIGATIONS means, with respect to any Person, the obligations of such Person under interest rate swap, cap or collar agreements or other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    HOSTILE ACQUISITION means an Acquisition of a Person if such Person (or its Board of Directors or equivalent governing body) has (i) announced that it will oppose such Acquisition or (ii) commenced any litigation which alleges that such Acquisition violates, or will violate, any Requirement of Law.

    INCLUDED CONTRACTS means all Auto Receivables which are either owned by the Company or a Subsidiary of the Company or have been securitized and sold by the Company or a Subsidiary of the Company as part of a pool of Auto Receivables; PROVIDED, HOWEVER, that Defaulted Auto Receivables shall not be Included Contracts.

    INDEBTEDNESS means, with respect to any Person, without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon such Person's balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet): (a) all indebtedness for borrowed money of such Person and all obligations of such Person secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the obligation secured thereby shall have been assumed and whether or not the obligation secured is the obligation of such Person or another party; (b) any obligation of such Person on account of deposits or advances; (c) any obligation of such Person for the deferred purchase price of any property or services, except Trade Accounts Payable; (d) any obligation of such Person as lessee under any Capitalized Lease; (e) all guaranties, endorsements and other contingent obligations of such Person in respect to Indebtedness of others (other than endorsements of instruments for collection in the ordinary course of such Person's business); and (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit issued for the account of such Person. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.

    INDEMNIFIED LIABILITIES -- see SECTION 10.5.

    INDEMNIFIED PERSON -- see SECTION 10.5.

    INSOLVENCY PROCEEDING means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case undertaken under any U.S. Federal, state or foreign law, including the Bankruptcy Code.

    INTEREST PAYMENT DATE means, as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan or Resetting Rate Loan, the first Business Day of each March, June, September and December.

    INTEREST PERIOD means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which such Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two or three months thereafter as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation, as the case may be; PROVIDED that:

        (i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

        (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

        (iii) no Interest Period for any Loan shall extend beyond the Termination Date.

    INVESTMENT means the acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of, or any interest in, another Person or any integral part of any business or the assets comprising such business or part thereof.

    IRS means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

    LEVEL means either Level One or Level Two as set forth on SCHEDULE 1.1.

    LENDER -- see the PREAMBLE.

    LENDING OFFICE means, as to any Lender, the office or offices of such Lender specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on SCHEDULE 10.2, or such other office or offices as such Lender may from time to time notify the Company and the Agent.

    LEVERAGE RATIO -- see SECTION 7.18.

    LIEN means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease).

    LOAN means an extension of credit by a Lender to the Company under
SECTION 2.3. A Loan may be an Offshore Rate Loan, a Resetting Rate Loan or a Base Rate Loan (each a "TYPE" of Loan).

    LOAN DOCUMENTS means this Agreement, any Notes, the Pledge and Security Agreement, the Collateral Monitoring Agreement, the Lock-Box Agreement, the Agency Agreement and all other documents delivered to the Agent or any Lender in connection herewith or therewith.

    LOCK-BOX AGREEMENT means the Retail Lockbox Agreement dated as of November 13, 1992, among the Company, Harris Trust and Savings Bank and the Program Partners (as therein defined).

    MASTER SUBORDINATED INDENTURE NOTES means notes issued pursuant to the Master Subordinated Notes Indenture.

    MASTER SUBORDINATED NOTES INDENTURE means the Indenture dated March 15, 1996 between the Company and Norwest Bank Minnesota, National Association, as trustee, as the same may be amended, supplemented or restated from time to time.

    MATERIAL ADVERSE EFFECT means a material adverse change in, or a material adverse effect upon, the business, assets or condition, financial or otherwise, of the Company or on the ability of the Company or any other party obligated thereunder to perform its obligations under the Loan Documents.

    MOODY'S means Moody's Investors Service, Inc. or any successor thereto.

    MULTIEMPLOYER PLAN means a "multiemployer plan", within the meaning of
Section 4001(a)(3) of ERISA, with respect to which the Company or any ERISA Affiliate may have any liability.

    NET INCOME means, for any period, the Company's after-tax net income for such period determined in accordance with GAAP but after deduction of dividend payments on the Preferred Stock.

    NET PORTFOLIO LOSSES means, for any period, the aggregate amount of gross charge-offs of Auto Receivables serviced by the Company or any of its Subsidiaries during such period, net of all recoveries with respect to any such Auto Receivables (including post-disposition amounts received on previously charged-off Auto Receivables), calculated in a manner consistent with the calculation of net losses in the Company's Annual Report on Form 10-K for the year ended December 31, 1994.

    NET PROCEEDS means the aggregate Cash Equivalent proceeds received by the Company or any of its Subsidiaries in respect of any sale of Finance Income Receivable (including any Cash Equivalent received upon the sale or other disposition of any non-cash consideration received in such sale), net of the direct costs relating to such sale (including legal, accounting and investment banking fees and sales commissions) and taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and any reserve for adjustment in respect of the sale price of such asset established in accordance with GAAP.

    NET WORTH means, as to any Person, the total of all assets appearing on a balance sheet of such Person after deducting all proper reserves (including reserves for depreciation, obsolescence and amortization) minus all liabilities of such Person, in each case determined in accordance with GAAP.

    NOTE means a promissory note executed by the Company in favor of a Lender pursuant to SUBSECTION 2.2(b), in substantially the form of EXHIBIT C.

    NOTICE OF BORROWING means a notice in substantially the form of EXHIBIT A.

    NOTICE OF CONVERSION/CONTINUATION means a notice in substantially the form of EXHIBIT B.

    OBLIGATIONS means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Lender, the Agent or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, or now existing or hereafter arising.

    OFFSHORE RATE means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward, if necessary, to the next 1/16th of 1%) determined by the Agent as follows:

Offshore Rate =                 IBOR
                ------------------------------------
                1.00 - Eurodollar Reserve Percentage.

Where,

         EURODOLLAR RESERVE PERCENTAGE means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward, if necessary, to the next 1/100th of 1%) in effect on such day and applicable to any Lender under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

         IBOR means the rate of interest per annum determined by the Agent as the rate at which dollar deposits in the approximate amount of BAI's Offshore Rate Loan are offered for such Interest Period based on information presented on the Telerate Screen page 3750 at approximately 11:00 a.m. (Chicago time) two Business Days prior to the commencement of such Interest Period; PROVIDED, that if at least two such offered rates appear on the Telerate Screen in respect of such Interest Period, the arithmetic mean of all such rates (as determined by the Agent) will be the rate used; PROVIDED, FURTHER, that if Telerate ceases to provide LIBOR quotations, such rate shall be the rate of interest determined by the Agent at which dollar deposits in the approximate amount of BAI's Offshore Rate Loan for such Interest Period would be offered by BofA's Grand Cayman Branch, Grand Cayman, B.W.I. (or such other office as may be designated for such purpose by BofA), to major banks in the offshore dollar market at their request at approximately 11:00 A.M. (New York City time) two Business Days prior to the commencement of such Interest Period.

         The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

    OFFSHORE RATE LOAN means a Loan that bears interest based on the Offshore Rate.

    OTHER TAXES means any present or future stamp, court or documentary taxes or any other charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document.

    PARTICIPANT - see SUBSECTION 10.8(c).

    PBGC means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

    PERMITTED ACQUISITION means an Acquisition by the Company or any Subsidiary of any Person that is a going concern that satisfies the following conditions:

         (a) no Event of Default or Unmatured Event of Default is in existence at the time of such Acquisition or would result therefrom;

    (b) the Person acquired in such Acquisition is in the same or a similar line of business as the Company is in on the Effective Date;

    (c) the Agent shall have received from the Company, in form and substance satisfactory to the Required Lenders, PRO FORMA calculations of the covenants in SECTIONS 7.17, 7.18, 7.19 and 7.20 showing compliance with such covenants as of the date of such Acquisition after giving effect thereto;

    (d)  the Acquisition is not a Hostile Acquisition; and

    (e) the total consideration for all such Acquisitions (including cash and noncash purchase price, liabilities assumed, deferred or financed purchase price, purchase price characterized as consulting agreements, noncompetition payments and the like) does not exceed $100,000,000 in the aggregate.

    PERMITTED LIENS means: (i) Liens on Auto Receivables in connection with Auto Loan Securitizations or under Warehouse Facilities (PROVIDED that no such Lien attaches to any Pledged Auto Receivables); (ii) Liens in favor of the Agent for the benefit of the Lenders; (iii) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary (PROVIDED that such Liens were in existence prior to the contemplation of such acquisition); (iv) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (v) Liens to secure Indebtedness permitted under SECTION 7.10(h) covering only the assets acquired with such Indebtedness (PROVIDED that the Indebtedness secured thereby shall not exceed the lesser of the purchase price or the fair market value of such property at the time of its lease); (vi) Liens existing on the Effective Date and listed on SCHEDULE 7.11; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens in favor of a monoline insurance company or other provider of credit enhancement in connection with any Auto Loan Securitization or Warehouse Facility (PROVIDED that no such Lien attaches to any Pledged Auto Receivables); (ix) Liens on Finance Income Receivable in connection with the sale of the same; (x) Liens associated with Hedging Obligations (provided that such Liens do not attach to any Pledged Auto Receivables); (xi) a Lien on the "Reserve Fund" (under and as defined in the Senior Notes Indenture); and
(xii) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company, with respect to obligations that do not exceed $1,000,000 at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances of credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary.

    PERSON means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

    PLAN means an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Multiemployer Plan, with respect to which the Company may have any liability.

    PLEDGE AND SECURITY AGREEMENT means the Pledge and Security Agreement dated as of even date herewith between the Company and the Agent.

    PLEDGED AUTO RECEIVABLES has the meaning assigned thereto in the Pledge and Security Agreement.

    PORTFOLIO LOSS RATIO, at any time, means the result (expressed as a percentage) obtained by dividing (a) Net Portfolio Losses for the Company's most recent six fiscal months multiplied by 2.0 by (b) the Average Servicing Portfolio at such time.

    PREFERRED STOCK means up to 1,150,000 shares of the Company's Cumulative Convertible Exchangeable Preferred Stock as described in the Company's Amendment No. 3 to Form S-1 Registration Statement dated November 22, 1993.

    PRIOR CREDIT AGREEMENT - see SECTION 4.1.

    PRO RATA SHARE means, as to any Lender at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Lender's Commitment divided by the combined Commitments of all Lenders at such time.

    RELATED PARTY means any Person (other than a Subsidiary) (a) which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company, (b) which beneficially owns or holds 10% or more of the equity interest of the Company or (c) 10% or more of the equity interest of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

    REJECTED FILE means a Contract File which is identified in an Agreed-upon Procedures Report as having an Exception.

    REPLACEMENT LENDER - see SECTION 3.7.

    REPORTABLE EVENT means a reportable event, as described in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC, by regulation, has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, that a failure to meet the minimum funding standard of Section 412 of the Code and Section 302 of ERISA shall be a reportable event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

    REQUIRED LENDERS means (a) prior to the Termination Date, Lenders holding at least 66-2/3% of the Commitments, and (b) on and after the Termination Date, Lenders holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans.

    REQUIREMENT OF LAW means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

    RESETTING RATE means, on any date and with respect to all Resetting Rate Loans, the rate of interest, as determined by the Agent, equal to the Offshore Rate which would be applicable to a notional Offshore Rate Loan in the amount of BAI's Resetting Rate Loan having an Interest Period of one month and an interest determination date of such date. The Resetting Rate shall be adjusted automatically each day for any change in the applicable Offshore Rate for such day.

    RESETTING RATE LOAN means a Loan that bears interest based on the Resetting Rate.

    RESPONSIBLE OFFICER means the Chairman, the President, any Vice President, the Treasurer or any Assistant Treasurer of the Company.

    S&P means Standard & Poor's, a division of The McGraw Hill Companies, Inc.

    SCHEDULED PAYMENT means, with respect to any period for any Auto Receivable, the amount set forth in such Auto Receivable as required to be paid by the obligor in such period. If the obligor's payment obligation under an Auto Receivable with respect to a period has been modified so as to differ from the amount specified in such Auto Receivable (a) as a result of the order of a court in an insolvency proceeding involving the obligor, (b) pursuant to the Soldiers' and Sailors' Civil Relief Act of 1940 or (c) as a result of modifications or extensions of the Auto Receivable permitted by the agreement relating to the securitization of such Auto Receivable, the Scheduled Payment with respect to such period shall refer to the obligor's payment obligation with respect to such period as so modified.

    SEC means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

    SENIOR NOTES means the $145,000,000 13% Senior Notes due 2000 issued by the Company under the Senior Notes Indenture.

    SENIOR NOTES INDENTURE means the Indenture dated as of April 28, 1995, by and between the Company and Norwest Bank Minnesota, National Association, as trustee, as supplemented by the First Supplemental Indenture thereto dated as of August 11, 1995, and as the same may be further amended, supplemented or restated from time to time with the prior written consent of the Required Lenders, PROVIDED, HOWEVER, that:

         (a) so long as none of the following actions adversely affects the Lenders' rights under the Loan Documents, the Senior Notes Indenture may be amended without the consent of any Lender to cure any ambiguity contained therein, to correct or supplement any provisions in the Senior Notes Indenture which may be inconsistent with any other provisions therein or to add any other provisions with respect to matters or questions arising under the Senior Notes Indenture which are not inconsistent with the provisions therein;

         (b) the Senior Notes Indenture may be amended, supplemented or otherwise modified without the consent of any Lender so long as any such amendment, supplement or modification (1) does not increase the rate of or change the time for payment of interest payable with respect to the Senior Notes, (2) does not advance the maturity of the Senior Notes, (3) does not impose any covenant, default or repayment or redemption obligation on the Company less favorable to the Company than those in effect on the date hereof under the Senior Notes Indenture, (4) does not amend any Section of the Senior Notes Indenture (or any definition used in any such Section) expressly referred to herein in a manner less favorable to the Lenders than those in effect on the date hereof, (5) does not impose a Lien on any assets of the Company or any Subsidiary other than a Lien on the "Reserve Fund" (as defined in the Senior Notes Indenture) and (6) is not otherwise adverse to the Lenders; and

         (c) each reference in this Agreement to any provision of the Senior Notes Indenture shall be deemed to incorporate such provision (and all related definitions set forth in the Senior Notes Indenture) by reference and such incorporation by reference shall survive any termination, discharge or defeasance of the Senior Notes Indenture.

    SERVICING PORTFOLIO, at any time, means the aggregate principal balance of all Auto Receivables which have been purchased or otherwise acquired by the Company or any of its Subsidiaries (whether or not thereafter sold or disposed of) which are serviced by the Company or any of its Subsidiaries at such time, calculated in a manner consistent with the calculation of the components of Average Servicing Portfolio in the Company's Annual Report on Form 10-K for the year ended December 31, 1995.

    STAGE I LOANS means, at any date, with respect to any Notice of Borrowing, the portion of the Loans requested pursuant to such Notice of Borrowing that is shown as being supported by Stage I Receivables comprising part of the Borrowing Base as shown on such Borrowing Base Certificate.

    STAGE I PAYMENT DATE - see SECTION 2.7.

    STAGE I RECEIVABLE means, at any date, a Pledged Auto Receivable which is not a Stage II Receivable.

    STAGE II LOANS means, at any date with respect to any Notice of Borrowing, the portion of the Loan being requested pursuant to such Notice of Borrowing which is shown as being supported by Stage II Receivables comprising part of the Borrowing Base as shown on such Notice of Borrowing.

    STAGE II RECEIVABLE means, at any date, a Pledged Auto Receivable which has been completely processed by the Company at its Minneapolis, Minnesota principal place of business; I.E., (a) the Company has recorded such Auto Receivable and its related Contract File on microfiche or has otherwise copied or electronically imaged the same, (b) the Company has placed the legend on such Auto Receivable required by Section 3.16(b) of the Pledge and Security Agreement and (c) the Company has deposited the original of such Pledged Auto Receivable and its related Contract File in a segregated secure file cabinet containing only Pledged Auto Receivables and conspicuously identified as containing property subject to the Agent's security interest.

    SUBORDINATED DEBT means Indebtedness of the Company which is not secured by a Lien on the assets of the Company or any of its Subsidiaries and which is subordinated in right of payment to the Obligations.

    SUBSIDIARY of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Without limiting the generality of the foregoing, the term "Subsidiary" specifically includes any special purpose vehicle or conduit formed by a Person that is otherwise within the ambit of the immediately preceding sentence. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

    TANGIBLE NET WORTH means, as to any Person at any time, such Person's Net Worth at such time, excluding the value of goodwill (other than goodwill arising from a Permitted Acquisition), trademarks, trade names, copyrights, patents, licenses and similar intangibles but specifically including, in the case of the Company, all Finance Income Receivable as at such time.

    TAXES means any and all present or future taxes, levies, assessments, imposts, duties, deductions, charges, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are taxes imposed on or measured by each Lender's net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office.

         TERMINATION DATE means the earlier to occur of:

               (a) July 10, 1997; and

               (b) the date on which the Commitments terminate in accordance with the provisions of this Agreement.

         TRADE ACCOUNTS PAYABLE means, as to any Person, the trade accounts payable of such Person with a maturity of not greater than 90 days incurred in the ordinary course of such Person's business.

         TYPE has the meaning specified in the definition of "Loan."

         UNITED STATES and U.S. each means the United States of America.

         UNMATURED EVENT OF DEFAULT means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

         USAGE means, on any date, the ratio (expressed as a percentage) that the aggregate outstanding principal amount of the Loans on such date bears to the combined Commitments on such date.

         VEHICLE has the meaning assigned thereto in the Pledge and Security Agreement.

         WAREHOUSE DEBT means Indebtedness of the Company and its Subsidiaries outstanding under Warehouse Facilities including the repurchase price of any Auto Receivables sold to any other Person pursuant to the terms of any Warehouse Facility.

         WAREHOUSE FACILITY means the funding arrangements with financial institutions or other lenders or purchasers exclusively to finance the purchase of Auto Receivables by the Company or a Subsidiary of the Company for a period not to exceed six months in the ordinary course of business, including so-called "pool bank" arrangements and repurchase agreements for Auto Receivables.

         WEIGHTED AVERAGE LIFE TO MATURITY means, when applied to any Indebtedness at any time, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then-remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such time and the making of such payment by (ii) the then-outstanding principal amount of such Indebtedness.

         WHOLLY-OWNED SUBSIDIARY means any corporation in which (other than directors' qualifying shares required by law) 100% of the capital stock of each class having ordinary voting power, and 100% of the capital stock of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one or more other Wholly-Owned Subsidiaries, or by a combination thereof.

     1.2 OTHER INTERPRETIVE PROVISIONS.

    (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

    (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

    (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

         (ii) The term "including" is not limiting and means "including without limitation."

         (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

    (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

    (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

    (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided herein, any reference to any action of the Agent, the Lenders or the Required Lenders by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."

    (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Agent's or Lenders' involvement in their preparation.

    1.3 ACCOUNTING PRINCIPLES.

    (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied.

    (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.

                                 ARTICLE II

                                THE CREDITS

    2.1 AMOUNTS AND TERMS OF COMMITMENTS. Each Lender severally agrees, on the terms and conditions set forth herein, to make Loans to the Company from time to time on any Business Day during the period from the Closing Date to the Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth on SCHEDULE 2.1 with respect to such Lender (such amount, as the same may be reduced under SECTION 2.5, increased under SECTION 2.14 or changed as a result of one or more assignments under SECTION 10.8, such Lender's "COMMITMENT"); PROVIDED, HOWEVER, that the aggregate principal amount of all outstanding Loans shall not at any time exceed the lesser of (x) the combined Commitments at such time and (y) the Borrowing Base at such time as determined from the most recent Borrowing Base Certificate as modified by any Agreed-upon Procedures Report delivered to the Lenders after the date of such Borrowing Base Certificate; and PROVIDED, FURTHER, that the aggregate principal amount of the Loans of any Lender shall not at any time exceed such Lender's Commitment; and PROVIDED, FURTHER, that the aggregate outstanding principal amount of Stage I Loans at any time shall not exceed 40% of the combined Commitments at such time. Within the limits of each Lender's

Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this SECTION 2.1, prepay under SECTION 2.6 and reborrow under this SECTION 2.1.

    2.2 LOAN ACCOUNTS. (a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive (absent manifest error) of the amount of the Loans made by the Lenders to the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

    (b) Upon the request of any Lender made through the Agent, the Loans made by such Lender may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Lender shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Lender is irrevocably authorized by the Company to endorse the schedule to its Note(s) and each Lender's record shall be conclusive absent manifest error; PROVIDED, HOWEVER, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Lender.

    2.3 PROCEDURE FOR BORROWING. (a) Each Borrowing shall be made upon the Company's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing, which notice must be received by the Agent prior to (i) 10:00 a.m. (Chicago time) two Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans, and (ii) 10:00 a.m. (Chicago time) on the requested Borrowing Date, in the case of Base Rate Loans or Resetting Rate Loans, specifying:

              (A) the amount of the Borrowing, which, in the case of any Borrowing consisting of Offshore Rate Loans or Resetting Rate Loans, shall be in an aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000 or which, in the case of any Borrowing consisting of Base Rate Loans, shall be in an aggregate amount of $1,000,000 or a higher integral multiple of $1,000,000;

              (B)  the requested Borrowing Date, which shall be a Business Day;

              (C)  the Type of Loans comprising such Borrowing; and

              (D) in the case of Offshore Rate Loans, the duration of the initial Interest Period therefor.

Any request for a Loan that is not based on Pledged Auto Receivables described in a Notice of Borrowing shall be accompanied by a Borrowing Base Certificate as of the immediately preceding Business Day.

         (b) The Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender's Pro Rata Share of such Borrowing.

         (c) Subject to the conditions precedent set forth herein, each Lender will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 12:00 noon (Chicago time) on the Borrowing Date requested by the Company in funds immediately available to the Agent. Such amounts will then be made available promptly to the Company by the Agent, at such account and office as the Company shall direct from time to time, in like funds as received by the Agent.

         (d) After giving effect to any Borrowing, unless the Agent otherwise consents, there may not be more than five different Interest Periods in effect for all Borrowings consisting of Offshore Rate Loans.

     2.4 CONVERSION AND CONTINUATION ELECTIONS FOR BORROWINGS. (a) The Company may, upon irrevocable written notice to the Agent in accordance with SUBSECTION 2.4(b):

         (i) elect, as of any Business Day, in the case of Base Rate Loans or Resetting Rate Loans, or as of the last day of the applicable Interest Period, in the case of Offshore Rate Loans, to convert any such Loans (or any part thereof in an aggregate amount of (x) in the case of Offshore Rate Loans and Resetting Rate Loans, $5,000,000 or a higher integral multiple of $1,000,000 or (y) in the case of Base Rate Loans, $1,000,000 or a higher integral multiple of $1,000,000) into Loans of another Type; or

         (ii) elect, as of the last day of the applicable Interest Period, to continue any Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000);

PROVIDED that if at any time the aggregate amount of Offshore Rate Loans or Resetting Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of any part thereof, to be less than $5,000,000, such Offshore Rate Loans or Resetting Rate Loans shall automatically convert into Base Rate Loans.

         (b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than (i) 10:00 a.m. (Chicago time) at least two Business Days in advance of the Conversion/Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans; and
(ii) 10:00 a.m. (Chicago time) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans or Resetting Rate Loans, specifying:

              (A) the proposed Conversion/Continuation Date;

              (B) the aggregate amount of Loans to be converted or continued;

              (C) the Type of Loans resulting from the proposed conversion or continuation; and

              (D) in the case of conversions into Offshore Rate Loans, the duration of the requested Interest Period.

         (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Company has failed to select timely a new Interest Period to be applicable to such Offshore Rate Loans, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Resetting Rate Loans effective as of the expiration date of such Interest Period.

         (d) The Agent will promptly notify each Lender of its receipt of a Notice of Conversion/Continuation, or, if no timely notice is provided by the Company, the Agent will promptly notify each Lender of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

         (e) Unless the Required Lenders otherwise consent, (x) during the existence of an Event of Default or Unmatured Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan and (Y) during the existence of an Event of Default, the Company may not elect to have a Loan converted into or continued as a Resetting Rate Loan and
(z) all outstanding Resetting Rate Loans shall automatically convert to Base Rate Loans upon the occurrence of any Event of Default.

         (f) After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than five different Interest Periods in effect for Offshore Rate Loans.

    2.5 VOLUNTARY TERMINATION OR REDUCTION OF COMMITMENTS. The Company may, upon not less than three Business Days' prior notice to the Agent, terminate the Commitments, or permanently reduce the Commitments by an aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000; UNLESS, after giving effect thereto and to any payments or prepayments of Loans made on the effective date thereof, the aggregate principal amount of all Loans would exceed the amount of the combined Commitments then in effect. Once reduced in accordance with this Section, the Commitments may not be increased. Any reduction of the Commitments shall be applied to each Lender according to its Pro Rata Share. All accrued commitment fees to, but not including, the effective date of any reduction or termination of Commitments shall be paid on the effective date of such reduction or termination.

    2.6 PREPAYMENTS. (a) OPTIONAL. In addition to prepayments made upon dates described in CLAUSE (i) of the definition of "Sweep Date" in the Pledge and Security Agreement, subject to SECTION 3.4, the Company may, from time to time, upon irrevocable notice to the Agent not later than 10:30 a.m. (Chicago time) on any Business Day, in the case of Base Rate Loans or Resetting Rate Loans, and on the day which is two Business Days prior to the date of prepayment, in the case of Offshore Rate Loans, ratably prepay Loans in whole or in part, in an aggregate amount of $5,000,000 or a higher integral multiple of $1,000,000. Such notice of prepayment shall specify the date and amount of such prepayment and the Loans to be prepaid. The Agent will promptly notify each Lender of its receipt of any such notice, and of such Lender's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid and any amounts required pursuant to SECTION 3.4.

         (b) MANDATORY.

              (i) If at any time (A) the excess of (1) the outstanding principal balance of the Loans OVER (2) the amount of Collateral Payments deposited into the Collection Account exceeds (B) the lesser of (1) the aggregate amount of the combined Commitments at such time or (2) the Borrowing Base at such time as determined from the most recent Borrowing Base Certificate as modified by any Agreed-upon Procedures Report delivered to the Lenders after the date of such Borrowing Base Certificate, then the Company shall immediately make a principal prepayment of the Loans in an amount equal to such excess; and

              (ii) The Company shall make payments of the Loans as required by the last sentence of SECTION 2.7 with respect to Stage I Loans, Article IV of the Pledge and Security Agreement and Section 7.7 of the Pledge and Security Agreement.

    2.7 REPAYMENT. The Company shall repay all Loans on the Termination Date. The Company shall repay each Stage I Loan by 10:00 a.m., Chicago time, on the fourth Business Day (the "STAGE I PAYMENT DATE") after the date such Stage I Loan is made by either (a) converting the Stage I Loan to a Stage II Loan by delivering to the Agent a Notice of Borrowing requesting such conversion or (b) repaying such Stage I Loan.

    2.8 INTEREST. (a) Each Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate, the Resetting Rate or the Base Rate, as the case may be (and subject to the Company's right to convert to another Type of Loan under SECTION 2.4), PLUS the Applicable Margin as in effect from time to time. Notwithstanding anything to the contrary herein, no Stage I Loan shall be an Offshore Rate Loan.

         (b) Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest also shall be paid on the date of any conversion of Offshore Rate Loans under SECTION 2.4 and prepayment of Loans under SECTION 2.6, in each case for the portion of the Loans so converted or prepaid.

         (c) Notwithstanding the foregoing provisions of this Section, after the occurrence and during the continuance of an Event of Default or after acceleration, THEN the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Loans and, to the extent permitted by applicable law, on any other amount payable hereunder or under any other Loan Document, at a rate per annum equal to the rate otherwise applicable thereto pursuant to the terms hereof (or, after the end of the applicable Interest Period for any Offshore Rate Loan, the Base Rate) plus 2%. All such interest shall be payable on demand.

         (d) Anything herein to the contrary notwithstanding, the obligations of the Company to any Lender hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Lender would he contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Lender, and in such circumstances the Company shall pay such Lender interest at the highest rate permitted by applicable law.

    2.9  FEES.

         (a) AGENT'S AND ARRANGER'S FEES. The Company agrees to pay to the Agent and the Arranger such fees at such times and in such amounts as are mutually agreed to from time to time by the Company and the Agent or the Arranger, as the case may be.

         (b) COMMITMENT FEES. The Company shall pay to the Agent for the account of each Lender a commitment fee computed at the Commitment Fee Rate on the average daily unused amount of such Lender's Commitment. Such commitment fee shall accrue from the Effective Date to the Termination Date and shall be due and payable quarterly in arrears on the first Business Day of each March, June, September and December, with the final payment to be made on the Termination Date; PROVIDED that, in connection with any reduction or termination of Commitments under SECTION 2.5, the accrued commitment fee calculated for the period ending on the date of such reduction or termination shall be paid on the date of such reduction or termination, with (in the case of any reduction) the following quarterly payment being calculated on the basis of the period from such reduction date to the quarterly payment date. The commitment fees shall continue to accrue notwithstanding that one or more conditions to borrowing in ARTICLE IV are not met.

    2.10 COMPUTATION OF FEES AND INTEREST. (a) All computations of interest for Base Rate Loans when the Base Rate is determined by BAI's "reference rate" shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of interest and fees shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which such interest or such fees are computed from the first day thereof to the last day thereof.

         (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Lenders in the absence of manifest error. The Agent will, at the request of the Company or any Lender, deliver to the Company or such Lender, as the case may be, a statement showing the quotations used by the Agent in determining any interest rate and the resulting interest rate.

    2.11 PAYMENTS BY THE COMPANY. (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Agent for the account of the Lenders at the Agent's Payment Office, and shall be made in Dollars and in immediately available funds, no later than 12:00 noon (Chicago time) on the date specified herein. The Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 12:00 noon (Chicago time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.

         (b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day (unless, in the case of an Offshore Rate Loan, the following Business Day is in another calendar month, in which case such payment shall be made on the preceding Business
Day), and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

         (c) Unless the Agent receives notice from the Company prior to the date on which any payment is due to the Lenders that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Company has not made such payment in full to the Agent, each Lender shall repay to the Agent on demand such amount distributed to such Lender, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Lender until the date repaid.

    2.12 PAYMENTS BY THE LENDERS TO THE AGENT. (a) Unless the Agent receives notice from a Lender at least one Business Day prior to the date of a Borrowing that such Lender will not make available as and when required hereunder to the Agent for the account of the Company the amount of such Lender's Pro Rata Share of such Borrowing, the Agent may assume that such Lender has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon. such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, such Lender shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Lender with respect to amounts owing under this SUBSECTION (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Lender's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the

Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.

         (b) The failure of any Lender to make any Loan on any Borrowing Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Borrowing Date.

    2.13 SHARING OF PAYMENTS, ETC. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment or other recovery (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of principal of or interest on any Loan, or any other amount payable hereunder, in excess of its Pro Rata Share, such Lender shall immediately (i) notify the Agent of such fact and (ii) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery pro rata with each of them; PROVIDED that if all or any portion of such excess payment or other recovery is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender's ratable share (according to the proportion of (A) the amount of such paying Lender's required repayment to (B) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.
 The Company agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to SECTION 10.10) with respect to such participation as fully as if such Lender were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments.

    2.14 ADDITIONAL LENDERS; INCREASED COMMITMENTS. The parties agree that any Lender may, by written agreement with the Company (a copy of which shall be delivered to the Agent), increase its Commitment and that additional financial institutions who are acceptable to the Company and the Agent may become Lenders party hereto and that, in each case, by virtue thereof, subject to SECTION 2.5, the Commitments may be increased; PROVIDED, that

(a) the Commitment of each such additional financial institution shall be not less than $10,000,000 and the aggregate Commitments shall in no event exceed $300,000,000 and (b) each such additional financial institution shall execute and deliver to the Company and the Agent a counterpart of this Agreement. Upon any Lender so agreeing to increase its Commitment or any additional financial institution executing a counterpart hereof, each such additional financial institution shall be a "Lender" for purposes hereof and the other Loan Documents and the aggregate amount of the Commitments shall be increased by an amount equal to the Commitment of the new Lender and/or by the increased Commitment of the existing Lender and the Lenders shall effect such purchases and sales among themselves as shall be necessary to result in each Lender having its ratable share of each outstanding Borrowing and Type of Loan as specified by the Agent (and SECTION 3.4 shall apply to losses and expenses incurred by any Lender as a consequence of such purchases and sales), and the Agent shall have received such other documents as it shall have reasonably requested. Upon any increase in the Commitments contemplated by CLAUSE (a) above, the Company and the Agent shall amend SCHEDULE 2.1 to reflect the increase in the Commitments.

                                     ARTICLE III

                        TAXES, YIELD PROTECTION AND ILLEGALITY

    3.1 TAXES. (a) Any and all payments by the Company to each Lender and the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.

         (b) If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then:

              (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Lender or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;

              (ii)  the Company shall make such deductions and withholdings;

              (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

              (iv) the Company shall also pay to the Agent for the account of the Agent or any applicable Lender, at the time interest is paid, all additional amounts which such Lender or the Agent reasonably determines as necessary to preserve the after-tax yield the Agent or such Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.

         (c) The Company agrees to indemnify and hold harmless each Lender and the Agent for the full amount of Taxes, Other Taxes and Further Taxes in the amount that the Agent or such Lender reasonably determines as necessary to preserve the after-tax yield such Lender would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made upon demand therefor by the Agent or such Lender.

         (d) Within 30 days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to each Lender and the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Lender or the Agent.

         (e) If the Company is required to pay any amount to any Lender or the Agent pursuant to SUBSECTION (b) or (c) of this Section, then such Lender or such Agent shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office or other relevant office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of such Lender or the Agent is not otherwise disadvantageous to such Lender or the Agent.

    3.2 ILLEGALITY. (a) If any Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make Offshore Rate Loans or Resetting Rate Loans, then, on notice thereof by the Lender to the Company through the Agent, any obligation of such Lender to make Offshore Rate Loans and Resetting Rate Loans shall be suspended until the Lender notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.

         (b) If a Lender determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to maintain any Offshore Rate Loan or Resetting Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Lender (with a copy to the Agent), prepay in full such Offshore Rate Loan or Resetting Rate Loan of such Lender then outstanding, together with interest accrued thereon and any amount required under SECTION 3.4, in the case of an Offshore Rate Loan, either on the last day of the Interest Period thereof or, if earlier, on the date on which such Lender may no longer lawfully continue to maintain such Offshore Rate Loan or Resetting Rate Loan or, in the case of a Resetting Rate Loan, immediately. If the Company is required to so prepay any Offshore Rate Loan or Resetting Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Lender, in the amount of such repayment, a Base Rate Loan.

         (c) If the obligation of any Lender to make or maintain Offshore Rate Loans or Resetting Rate Loans has been so terminated or suspended, all Loans which would otherwise be made by such Lender as Offshore Rate Loans or Resetting Rate Loans shall be instead Base Rate Loans.

    (d) Before giving any notice to the Agent or demand upon the Company under this Section, the affected Lender shall designate a different Lending Office with respect to its Offshore Rate Loans or Resetting Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

    3.3 INCREASED COSTS AND REDUCTION OF RETURN. (a) If after the date hereof any Lender reasonably determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate) in or in the interpretation of any law or regulation or (ii) the compliance by that Lender with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Offshore Rate Loan or Resetting Rate Loan (other than reserves included in the determination of the Offshore
Rate), then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Lender, additional amounts as are sufficient to compensate such Lender for such increased costs.

    (b) If after the date hereof any Lender shall have reasonably determined that (i) the introduction of any Capital

Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation,
(iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof or (iv) compliance by the Lender (or its Lending Office) or any corporation controlling the Lender with any Capital Adequacy Regulation affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) and such Lender reasonably determines that the amount of such capital is required to be increased as a consequence of its Commitment, Loans, credits or obligations under this Agreement, then, upon demand of such Lender to the Company through the Agent, the Company shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender for such increase. The Lenders may use reasonable averaging and attribution methods in determining compensation under this SECTION 3.3(b).

    (c) Before giving any notice to the Agent under this Section, the affected Lender shall use commercially reasonable efforts to designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

    3.4 FUNDING LOSSES. The Company shall reimburse each Lender and hold each Lender harmless from any reasonable loss or expense which the Lender may sustain or incur as a consequence of:

    (a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan;

    (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/Continuation with respect to an Offshore Rate Loan;

    (c) the failure of the Company to make any prepayment of an Offshore Rate Loan in accordance with any notice delivered under SECTION 2.6;

    (d) the prepayment or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or

    (e) the automatic conversion under SECTION 3.2 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;

including any such reasonable loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Lenders under this Section and under SUBSECTION 3.3(a), each Offshore Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the IBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded. The Lenders may use reasonable averaging and attribution methods in determining losses and expenses under this SECTION 3.4.

    3.5 INABILITY TO DETERMINE RATES. If (a) the Agent determines that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan or Resetting Rate Loan, or (b) the Required Lenders determine that the Offshore Rate applicable pursuant to SUBSECTION 2.8(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan or Resetting Rate Loan does not adequately and fairly reflect the cost to such Lender of funding such Loan, the Agent will promptly so notify the Company and each Lender. Thereafter, the obligation of the Lenders to make or maintain Offshore Rate Loans and Resetting Rate Loans shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Lenders shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans or Resetting Rate Loans.

    3.6 CERTIFICATES OF LENDERS. Any Lender claiming reimbursement or compensation under this ARTICLE III shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Lender hereunder and such certificate shall be conclusive and binding on the Company in the absence of manifest error.

    3.7 SUBSTITUTION OF LENDERS. Upon the receipt by the Company from any Lender (an "AFFECTED LENDER") of a claim for reimbursement or compensation under SECTION 3.1 or SECTION 3.3 or a notice described in SECTION 3.2, the Company may: (i) request the Affected Lender to use its best efforts to obtain a replacement bank or financial institution satisfactory to the Company to acquire and assume all or a ratable part of all of such Affected Lender's
Loans and Commitment (a "REPLACEMENT LENDER"); (ii) request one more of the other Lenders to acquire and assume all or part of such Affected Lender's Loans and Commitment; or (iii) designate a Replacement Lender. Any such designation of a Replacement Lender under CLAUSE (i) or (iii) shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld). Upon notice from the Company, the Affected Lender shall assign, pursuant to an Assignment and Acceptance, its Commitment, Loans and its other rights and obligations hereunder or a ratable share thereof to the Replacement Lender or Replacement Lenders designated by the Company for a purchase price equal to the sum of the principal amount of the Loans so assigned and all accrued and unpaid interest thereon. The Company shall, on the effective date of such assignment, pay to the Affected Lender its ratable share of all accrued and unpaid fees to which it is entitled. Any such assignment shall be made in accordance with SECTIONS 10.8(a) and (b).

    3.8 LIMITATION ON RECOVERY. Notwithstanding SECTIONS 3.1, 3.3(a) and (b), if any Lender fails to notify the Company of any event which will entitle such Lender to reimbursement or compensation pursuant to SECTIONS 3.1 and 3.3 within 90 days after such Lender obtains knowledge of such event, then such Lender shall not be entitled to reimbursement of any Tax or any compensation from the Company for any increased cost or reduction of return arising prior to the date which is 90 days before the date on which such Lender notifies the Company of such event.

    3.9  SURVIVAL.  The agreements and obligations of the Company in this
ARTICLE III shall survive the payment of all other Obligations.

                                      ARTICLE IV

                                 CONDITIONS PRECEDENT

    4.1 CONDITIONS OF INITIAL LOANS. The obligation of each Lender to make its initial Loan is, in addition to the conditions precedent set forth in
SECTION 4.2, subject to the conditions that (i) the Company shall have submitted evidence reasonably satisfactory to the Agent and the Lenders that all existing obligations of the Company under the Amended and Restated Credit Agreement dated as of August 4, 1995 with various financial institutions and First Bank National Association (the "PRIOR CREDIT AGREEMENT") have been (or concurrently with the initial Borrowing will be) paid in full and that all "Commitments" under and as defined in the Prior Credit Agreement have been terminated and (ii) the Agent shall have received all of the following, in form and substance satisfactory to the Agent and each Lender, and (except for the Notes) in sufficient copies for each Lender:

     (a) CREDIT AGREEMENT AND NOTES. This Agreement executed by each party hereto and the Notes executed by the Company.

     (b) PLEDGE AND SECURITY AGREEMENT. The Pledge and Security Agreement executed by the Company.

     (c) COLLATERAL MONITORING AGREEMENT. An engagement letter between the Agent and the Collateral Monitor executed by the parties thereto pursuant to which the Agent engages the Collateral Monitor to perform the Agreed-upon Procedures on behalf of the Lenders and to deliver the Agreed-upon Procedures Reports in accordance with SECTION 6.1(k), which engagement letter shall be in form and substance satisfactory to the Agent and the Required Lenders (such engagement letter, as the same may be amended, supplemented or otherwise modified from time to time, the "COLLATERAL MONITORING AGREEMENT").

     (d) COUNTERPART TO AGENCY AGREEMENT AND RETAIL LOCKBOX AGREEMENT. A Counterpart to Agency Agreement and Retail Lockbox Agreement executed by Harris Trust and Savings Bank in form and substance satisfactory to the Required Lenders and the Agent.

     (e)  RESOLUTIONS; INCUMBENCY; ARTICLES; BYLAWS; OTHER DOCUMENTS.

          (i) Copies of the resolutions of the board of directors of the Company authorizing the execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of the Company;

          (ii) a certificate of the Secretary or Assistant Secretary of the Company certifying the names and true signatures of the officers and associates of the Company authorized to execute and deliver this Agreement, all other Loan Documents to be delivered by the Company hereunder and all Notices of Borrowing, Notices of Conversion/Continuation, Borrowing Base Certificates and Compliance Certificates;

          (iii) a copy of the articles of incorporation of the Company certified by the Secretary of State of Minnesota as of a date not more than ten days prior to the Effective Date;

          (iv) a copy of the bylaws of the Company, certified by the Secretary or an Assistant Secretary of the Company; and

          (v) copies, certified by the Secretary or an Assistant Secretary of the Company, of the Agency Agreement, the Lockbox Agreement and the Senior Notes Indenture, in each case together with all amendments, supplements and other modifications thereto.

     (f) GOOD STANDING. A copy of a good standing certificate as of a recent date for the Company from the Secretary of State of Minnesota.

     (g) LEGAL OPINIONS. (i) An opinion of Dorsey & Whitney LLP, counsel to the Company, substantially in the form of EXHIBIT G-1 and (ii) an opinion of James
D. Atkinson III, in-house corporate counsel to the Company, substantially in the form of EXHIBIT G-2.

     (h) PAYMENT OF FEES. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent due and payable on the Closing Date, together with Attorney Costs of the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute the Agent's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and the Agent), including any such costs, fees and expenses arising under or referenced in SECTIONS 2.11 and 10.4, but excluding Attorney Costs of in-house counsel to the Agent incurred prior to the Closing Date.

     (i) NO MATERIAL ADVERSE CHANGE. Since December 31, 1995, no event shall have occurred which could have a Material Adverse Effect.

     (j) CERTIFICATE. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that:

          (i) the representations and warranties contained in ARTICLE V and in the Pledge and Security Agreement are true and correct on and as of such date, as though made on and as of such date; and

          (ii) no Event of Default or Unmatured Event of Default exists or would result from a Borrowing on such date.

     (k) FINANCING STATEMENTS. (i) Acknowledgment copies of properly filed Uniform Commercial Code financing statements (Form UCC-1), or such other evidence of filing as may be acceptable to the Agent, naming the Company as the debtor and the Agent as the secured party, or other similar instruments or documents, filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Agent, desirable to perfect the security interest of the Agent pursuant to the Pledge and Security Agreement;

        (ii) executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person

            (1) in any collateral described in the Pledge and Security Agreement previously granted by any Person, and

            (2)  securing any of the Indebtedness under the Prior Credit
        Agreement,

    together with such other Uniform Commercial Code Form UCC-3 termination statements as the Agent may reasonably request from the Company; and

        (iii) certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Agent, dated a date reasonably near to the date of the initial Borrowing, listing all effective financing statements which name the Company (under its present name and any previous names) as the debtor and which are filed in the jurisdictions in which filings were made pursuant to CLAUSE (i) above, together with copies of such financing statements (none of which (other than those described in CLAUSE (i), if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements described in CLAUSE (i)) shall cover any collateral described in the Pledge and Security Agreement).

        (l) OTHER DOCUMENTS. Such other approvals, opinions, documents or materials as the Agent or any Lender may reasonably request.

    4.2 CONDITIONS TO ALL LOANS. The obligation of each Lender to make any Loan is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

        (a)  NOTICE.  The Agent shall have received a Notice of Borrowing.

        (b) CONTINUATION OF REPRESENTATIONS AND WARRANTIES. The representations and warranties in ARTICLE V (other than as set forth in the last sentence of SECTION 5.5) and in the Pledge and Security Agreement shall be true and correct on and as of such Borrowing Date with the same effect as if made on and as of such Borrowing Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

        (c) NO EXISTING DEFAULT. No Event of Default or Unmatured Event of Default shall exist or shall result from such Borrowing.

Each Notice of Borrowing submitted by the Company hereunder shall constitute a representation and warranty by the Company that, as of the date of such notice or request and as of the applicable Borrowing Date, the conditions in this
SECTION 4.2 are satisfied.

                                      ARTICLE V

                            REPRESENTATIONS AND WARRANTIES

    The Company represents and warrants to the Agent and each Lender that:

    5.1 ORGANIZATION, STANDING, ETC. The Company and each of its corporate Subsidiaries are corporations duly incorporated, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation and have all requisite corporate power and authority to carry on their respective businesses as now conducted, and (in the case of the Company) to enter into the Loan Documents and to perform its obligations under the Loan Documents. Each of the Company and its Subsidiaries is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary.

    5.2 AUTHORIZATION AND VALIDITY. The execution, delivery and performance by the Company of the Loan Documents have been duly authorized by all necessary corporate action by the Company, and the Loan Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and subject to general principles of equity.

    5.3 NO CONFLICT, NO DEFAULT. The execution, delivery and performance by the Company of the Loan Documents will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to the Company, (b) violate or contravene any provisions of the Articles of Incorporation or bylaws of the Company or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Company is a party or by which it or any of its properties may be bound or result in the creation of any Lien on any asset of the Company or any Subsidiary. Neither the Company nor any Subsidiary is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could have a Material Adverse Effect. No Unmatured Event of Default or Event of Default has occurred and is continuing.

    5.4 GOVERNMENT CONSENT. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of the Company to authorize, or is required in connection with, the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents, except for the filing of financing statements to perfect the Lien granted to the Agent under the Loan Documents.

    5.5 FINANCIAL STATEMENTS AND CONDITION. The Company's audited consolidated financial statements as at December 31, 1995, and its unaudited consolidated financial statements as at March 31, 1996, as heretofore furnished to the Lenders, have been prepared in accordance with GAAP on a consistent basis and fairly present the financial condition of the Company and its consolidated Subsidiaries as at such dates and the results of their operations and changes in financial position for the respective periods then ended. As of the dates of such financial statements, neither the Company nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since December 31, 1995, no event has occurred which could have a Material Adverse Effect.

    5.6  LITIGATION AND CONTINGENT LIABILITIES.  Except as described in
SCHEDULE 5.6, there are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any of their properties before any court or arbitrator, or any Governmental Authority which, if determined adversely to the Company or such Subsidiary, could have a Material Adverse Effect. Except as described in SCHEDULE 5.6, neither the Company nor any Subsidiary has any contingent liabilities which are material to the Company and the Subsidiaries as a consolidated enterprise.

    5.7 COMPLIANCE. The Company and its Subsidiaries are in material compliance with all statutes and governmental rules and regulations applicable to them, except to the extent that the use of the name "Olympic" violates the provisions of 36 U.S.C. Section 380.

   5.8 ENVIRONMENTAL, HEALTH AND SAFETY LAWS. There does not exist any violation by the Company or any Subsidiary of any applicable Environmental Laws which will or threatens to impose a material liability on the Company or a Subsidiary or which would require a material expenditure by the Company or such Subsidiary to cure. Neither the Company nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such Environmental Law that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, the consequences of which noncompliance or remedial action could have a Material Adverse Effect.

    5.9 ERISA. Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA. The current value of the Plans' benefits guaranteed under Title IV of ERISA does not exceed the current value of the Plan's assets allocable to such benefits.

    5.10 OWNERSHIIP OF PROLPERTY; LIENS. Each of the Company and the Subsidiaries has good and marketable title to its real properties and good and sufficient title to its other properties, including all properties and assets referred to as owned by the Company and its Subsidiaries in the audited financial statements of the Company referred to in SECTION 5.5 (other than property disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted hereunder). None of the properties, revenues or assets of the Company or any of its Subsidiaries is subject to a Lien, except for Permitted Liens.

    5.11 TAXES. Each of the Company and the Subsidiaries has filed all federal, state and local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of the Company). No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Company in respect of taxes and other governmental charges are adequate. Each of the Company and the Subsidiaries has made all required withholding payments.

    5.12 TRADEMARKS, PATENTS, ETC. Each of the Company and the Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others, except as set forth in SECTION 5.7.

    5.13 SUBSIDIARIES. SCHEDULE 5.13 sets forth as of the Effective Date a list of all Subsidiaries and the number and percentage of the shares of each class of capital stock owned beneficially or of record by the Company or any Subsidiary therein and the jurisdiction of incorporation of each Subsidiary.

    5.14 PARTNERSHIPS AND JOINT VENTURES. SCHEDULE 5.14 sets forth as of the Effective Date a list of all partnerships or joint ventures in which the Company or any Subsidiary is a partner (limited or general) or joint venturer.

    5.15 FEDERAL RESERVE REGULATIONS. (a) The Company is not and will not be engaged principally in the business of extending credit for the purpose of "purchasing" or "carrying" (within the meaning of Regulation U or X of the FRB) any margin stock (as defined in Regulation U or X of the FRB).

         (b) No part of the proceeds of the Loans will be used for any purpose that violates, or which is inconsistent with, the provisions of Regulation U or X of the FRB.

    5.16 REGULATED ENTITIES. None of the Company, any Person controlling the Company, or any Subsidiary is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, any state public utilities code or to any other federal or state statue or regulation limiting its ability to incur indebtedness.

    5.17 FULL DISCLOSURE. None of the representations or warranties made by the Company in this Agreement and in the Pledge and Security Agreement as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company in connection with this Agreement (including the offering and disclosure materials delivered by or on behalf of the Company to the Lenders prior to the Closing Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or deemed made.

    5.18 USE OF PROCEEDS. The proceeds of the Loans will be used by the Company exclusively to finance Auto Receivables.


                                   ARTICLE VI

                             AFFIRMATIVE COVENANTS

    So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing the Company shall, and shall cause each Subsidiary (except in case of SECTION 6.1) to:

    6.1 FINANCIAL STATEMENTS AND REPORTS.  Furnish to each Lender:

         (a) As soon as available and in any event within 90 days after the end of each fiscal year, the annual audit report of the Company and its Subsidiaries prepared on a consolidated basis and in conformity with GAAP, consisting of at least statements of income, cash flows and stockholders' equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, certified without qualification by Ernst & Young or other independent certified public accountants of recognized standing selected by the Company and acceptable to the Required Lenders, together with any management letters, management reports or other supplementary comments or reports to the Company or its board of directors furnished by such accountants.

         (b) As soon as available and in any event within 45 days after the end of each fiscal quarter, a copy of the unaudited financial statement of the Company and its Subsidiaries prepared in the same manner as the audit report referred to in SECTION 6.1(a), signed by the Company's chief financial officer, treasurer or controller, consisting of at least consolidated statements of income, cash flows and stockholders' equity for the Company and the Subsidiaries for such fiscal quarter and for the period from the beginning of such fiscal year to the end of such fiscal quarter, and a consolidated balance sheet of the Company as at the end of such fiscal quarter.

         (c) Together with the financial statements furnished by the Company under SECTIONS 6.1(a) and 6.1(b), a Compliance Certificate signed by the chief financial officer, treasurer or controller of the Company demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with each of the financial ratios and restrictions contained in ARTICLE VII and stating that as at the date of each such financial statements there did not exist any Unmatured Event of Default or Event of Default or, if such Unmatured Event of Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.

         (d) On the first day of each month, a borrowing base certificate in the form of EXHIBIT D attached hereto and made a part hereof (a "BORROWING BASE CERTIFICATE") as of the immediately preceding Business Day, together with a list of each Contract File relating to the Pledged Auto Receivables that the Collateral Monitor has determined to be a Rejected File subsequent to the delivery of the immediately preceding Borrowing Base Certificate to the Agent, certified as true and accurate by a designated financial officer of the Company. Notwithstanding any other provision of this SECTION 6.1(d), if, on any day on which a Borrowing Base Certificate would otherwise be required, the aggregate outstanding principal amount of the Loans is $0.00, then the Company shall not be required to deliver a Borrowing Base Certificate on such day.

         (e) Not later than the last day of each month, a calculation of the Portfolio Loss Ratio and Delinquency Ratio, an aging for all Pledged Auto Receivables, and a portfolio analysis of all Auto Receivables owned or serviced by the Company or any of its Subsidiaries detailing delinquency, default, loan loss and repossessed asset statistics, in each case as of the last day of the immediately preceding month, each certified as true and accurate by a designated financial officer of the Company.

         (f) Not later than 45 days after the end of each fiscal quarter of each fiscal year, a static pool analysis detailing delinquency, default, loan loss and repossessed asset statistics for each securitization trust, as of the last day of the immediately preceding fiscal quarter for all Auto Receivables owned or serviced by the Company or any of its Subsidiaries, certified as true and accurate by a designated financial officer of the Company.

         (g) Immediately upon becoming aware of any Unmatured Event of Default or Event of Default, a notice describing the nature thereof and the action the Company proposes to take with respect thereto.

         (h) Immediately upon becoming aware of the occurrence of (x) any Reportable Event or (y) to the extent the same is reasonably likely to have a Material Adverse Effect, any "prohibited transaction" (as defined in Section 4975 of the Code), a notice specifying the nature thereof and the action the Company proposes to take with respect thereto, and, when received, copies of any notice from the PBGC of intention to terminate or have a trustee appointed for any Plan.

         (i) Promptly upon the mailing or filing thereof, copies of all financial statements, reports and proxy statements mailed to the Company's shareholders, and copies of all registration statements, periodic reports and other documents filed with the SEC (or any successor thereto) or any national securities exchange.

         (j) Immediately upon becoming aware of the occurrence thereof, notice of the institution of any litigation, arbitration or governmental investigation or proceeding, or the rendering of a judgment or decision in such litigation, investigation or proceeding, which is reasonably likely to, if adversely determined, have a Material Adverse Effect on the Company and its Subsidiaries as a consolidated enterprise, and the steps being taken by each Person affected by such proceeding.

         (k) On the first Business Day of each fiscal quarter, and at such other times as the Agent may request, cause the Collateral Monitor to deliver an Agreed-upon Procedures Report applying the Agreed-upon Procedures to Auto Receivables that are first pledged to the Agent by the Company during the relevant Agreed-upon Procedures Reporting Period; PROVIDED, that, so long as no Event of Default or Unmatured Event of Default exists, the Agent may not request an Agreed-upon Procedures Report more than six times in a fiscal year. Notwithstanding any other provision of this SECTION 6.1(k), if, on any day on which an Agreed-upon Procedures Report would otherwise be required, the aggregate outstanding principal amount of the Loans is $0.00, then the Company shall not be required to cause the delivery of such Agreed-upon Procedures Report on such day, but the Agreed-upon Procedures will be performed with respect to the next report no later than the first Business Day of the second week after any Loan is made subsequent to the date the report otherwise would be delivered or at such other time as the Agent and the Company shall mutually agree.

         (l) By no later than 90 days after the commencement of each fiscal year, projections for the then-current fiscal year consisting of monthly and year-to-date balance sheets, income statements and statements of cash flows, accompanied by a statement of the assumptions used in the preparation of such projections, certified by a designated financial officer of the Company as having been prepared in good faith on the basis of reasonable assumptions as to the course of the Company's business during such fiscal year.

         (m) From time to time, such other information regarding the business, operation and financial condition of the Company and the Subsidiaries as the Agent or any Lender may reasonably request.

    6.2 CORPORATE EXISTENCE. Maintain its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary.

    6.3 INSURANCE. Maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable corporations engaged in the same or similar business and similarly situated.

    6.4 PAYMENT OF TAXES AND CLAIMS. File all tax returns and reports which are required by law to be filed by it and pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including those of suppliers, mechanics, carriers, warehousemen, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; PROVIDED that the foregoing items need not be paid if they are being diligently contested in good faith by appropriate proceedings, and as long as the Company's or such Subsidiary's title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Company's or such Subsidiary's books in accordance with GAAP.

    6.5 INSPECTION. Permit any Person designated by any Lender to visit and inspect any of its properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Company and the Subsidiaries with, and to be advised as to the same by, its officers and by its independent public accountants (and by this provision, the Company authorizes its independent public accountants to participate in such discussions) at such reasonable times and intervals as any Lender may designate. So long as no Event of Default exists, the expenses of any Lender for such visits, inspections and examinations shall be at the expense of such Lender, but any such visits, inspections, and examinations made while any Event of Default is continuing shall be at the expense of the Company.

    6.6 MAINTENANCE OF PROPERTIES. Maintain its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

    6.7 BOOKS AND RECORDS. Keep adequate and proper records and books of account in which full and correct entries will be made of its dealings, business and affairs.

    6.8 COMPLIANCE. Comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject.

    6.9 ERISA. Maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code.

    6.10 ENVIRONMENTAL MATTERS. Observe and comply with all Environmental Laws to the extent noncompliance could result in a material liability or otherwise constitute or result in a Material Adverse Effect.

    6.11 COLLATERAL MONITOR. The Agent shall engage on behalf of the Lenders a Collateral Monitor pursuant to the Collateral Monitoring Agreement to perform the Agreed-upon Procedures and to file with the Agent the Agreed-upon Procedures Reports required by SECTION 6.1(k) of this Agreement. In connection with such engagement, the Company agrees:

         (a) to permit the Collateral Monitor or any Person designated by the Collateral Monitor to visit and inspect any of the Company's properties, corporate books and financial records, to examine and to make copies of its books of accounts and other financial records, and to discuss the affairs, finances and accounts of the Company and the Subsidiaries with, and to be advised as to the same by, its officers in order to allow the Collateral Monitor to comply with SECTION 6.1(k);

         (b) to (i) pay the Collateral Monitor's compensation described in the Collateral Monitoring Agreement, as such compensation may be amended from time to time (but no more frequently than annually) by the Company and the Collateral Monitor, and if any Unmatured Event of Default or Event of Default has occurred and is continuing, with the Agent's prior written consent and (ii) provide the Agent with a copy of any such amendment;

         (c) not to remove or discharge the Collateral Monitor without the prior written consent of the Agent and the Required Lenders, PROVIDED, HOWEVER, that it is understood and agreed that the Agent's engagement of a successor collateral monitor satisfactory to the Agent and the Required Lenders, in their reasonable discretion, shall be a condition precedent to obtaining the Agent's and the Required Lenders' consent to such removal; and

         (d) not to amend or modify any of the Agreed-upon Procedures or waive the Collateral Monitor's obligations to apply the Agreed-upon Procedures or deliver the Agreed-upon Procedures Reports in accordance with SECTION 6.1(k) without the prior written consent of the Agent and the Required Lenders.

The Agent and the Required Lenders with cause or, after the occurrence of an Event of Default or Unmatured Event of Default, with or without cause, may remove and discharge the Collateral Monitor upon giving thirty days' prior notice to the Company and the Collateral Monitor. Having given notice of such removal, the Agent shall consult with the Company about the engagement of a successor collateral monitor. If the Agent, the Required Lenders and the Company agree to the engagement of a successor collateral monitor during the notice period, the Company shall engage such successor collateral monitor on terms satisfactory to the Agent and the Required Lenders. If the Agent, the Required Lenders and the Company cannot agree to the engagement of a successor collateral monitor, the Agent, in its sole discretion, but at the Company's sole cost and expense, may engage a successor collateral monitor which shall be a nationally recognized firm of independent public accountants or other entity routinely engaged in collateral auditing in the ordinary course of its business and which shall be acceptable to the Required Lenders.


                                   ARTICLE VII

                                NEGATIVE COVENANTS

    So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, unless the Required Lenders waive compliance in writing, the Company will not, and will not permit any Subsidiary to:

    7.1 MERGER. Merge or consolidate or enter into any analogous reorganization or transaction with any Person, except for mergers of Subsidiaries with and into the Company (provided that the Company is the surviving corporation), mergers of Subsidiaries with Wholly-Owned Subsidiaries (provided that a Wholly-Owned Subsidiary is the surviving corporation) and mergers of Persons with Wholly-Owned Subsidiaries to effect Permitted Acquisitions (provided that a Wholly-Owned Subsidiary is the survivor of any such merger).

    7.2 SALE OF ASSETS. Sell, transfer, lease or otherwise convey all or any substantial part of its assets except for: (a) sales or pledges of Auto Receivables; (b) sales of Finance Income Receivable, PROVIDED that (i) the Company (or a Subsidiary, as the case may be) receives consideration at the time of such sale at least equal to the fair market value of the Finance Income Receivable sold (as evidenced by, among other things, a resolution of the Company's board of directors if the consideration for a sale or related series of sales exceeds $500,000 in the aggregate), (ii) at least 90% of the consideration therefor received by the Company or such Subsidiary is in the form of Cash Equivalents and (iii) within ten Business Days after the Company's or such Subsidiary's receipt of the Net Proceeds from such sale, the Company applies such Net Proceeds first to the payment of the outstanding principal balance of the Loans in full or, if less, to the extent of such Net Proceeds and, after such payment, as permitted by the Senior Notes Indenture; and (c) any Subsidiary may sell, transfer, lease or convey all or a substantial part of its assets to the Company or a Wholly-Owned Subsidiary.

    7.3 PURCHASE OF ASSETS. Purchase or lease or otherwise acquire all or substantially all of the assets of any Person, except for Permitted Acquisitions.

    7.4 PLANS. Permit any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan; permit any Plan to terminate under any circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to any property, revenue or assets of the Company or any Subsidiary; or permit the underfunded amount of Plan benefits guaranteed under Title IV of ERISA to exceed $100,000.

    7.5 CHANGE IN NATURE OF BUSINESS. Make any material change in the nature of its business as carried on, or in its method of accounting as in effect, at the Effective Date.

    7.6  SUBSIDIARIES, PARTNERSHIPS AND JOINT VENTURES.  Either:
(a) form or acquire any corporation which would thereby become a Subsidiary other than Subsidiaries formed in the ordinary course of the Company's business in order to effect Auto Loan Securitizations or Permitted Acquisitions or which are in the same or similar line of business as the Company is in on the Effective Date; or (b) form or enter into any partnership as a limited or general partner or into any joint venture other than those permitted by SECTION 7.9.

    7.7 OTHER AGREEMENTS. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Lenders which would (a) prohibit the Company from granting, or otherwise limit the ability of the Company to grant to the Lenders any Lien on Pledged Auto Receivables and other Collateral, (b) impose any restriction or limitation on any of the Company's Subsidiaries that is prohibited to be imposed by Section 4.08 of the Senior Notes Indenture or (c) be violated or breached by the Company's performance of its obligations under the Loan Documents.

    7.8 RESTRICTED PAYMENTS. Purchase or redeem any shares of its stock, declare or pay any dividends thereon (other than dividends payable solely in the Company's common stock and dividends payable to the Company), make any distribution to stockholders as such (other than the Company) or set aside any funds for any such purpose, or prepay, purchase or redeem any Subordinated Debt; PROVIDED, HOWEVER, that, so long as no Event of Default has occurred and is continuing, the Company may (a) exchange shares of Preferred Stock for Debentures, (b) make regularly scheduled dividend payments on the Preferred Stock and (c) redeem Subordinated Debt in accordance with the mandatory redemption provisions thereof in effect on the date of issuance thereof and make any mandatory sinking fund payment on, any mandatory defeasance deposit with respect to, or any mandatory redemption payment on any series of Subordinated Debt in accordance with the stated terms of such series in effect on the date of issuance thereof.

    7.9 INVESTMENTS. Acquire for value, make, have or hold any Investments, except:

         (a)  Investments outstanding on the Effective Date and listed on
    SCHEDULE 7.9;

         (b) Travel advances to officers and employees in the ordinary course of business;

         (c) (i) Investments in readily marketable direct obligations of the United States of America (or guaranteed by the United States of America) having maturities of one year or less from the date of acquisition, (ii) money market funds investing solely in investments of the type described in CLAUSE (i), above and (iii) repurchase agreements or similar financial arrangements the payment of principal of and interest on which are fully secured by obligations of the type described in CLAUSE (i) above;

         (d) Certificates of deposit or bankers' acceptances, each maturing within one year from the date of acquisition, issued by any commercial bank described in CLAUSE (c) of the definition of "Cash Equivalent";

         (e) Commercial paper maturing within 270 days from the date of issuance and given the highest rating by a nationally recognized rating service;

         (f) Auto Receivables created or acquired in the ordinary course of the Company's or a Subsidiary's business;

         (g) Shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business;

         (h) Investments in the ordinary course of the Company's business in connection with warehousing or securitizing Auto Receivables;

         (i) Investments, including Investments in general or limited partnerships and joint ventures, in an amount not to exceed $10,000,000 at any one time outstanding;

         (j)  Investments that are Permitted Acquisitions; and

         (k) Other Investments in securities having a rating of at least BBB-from S&P or Baa3 from Moody's.

    7.10 INDEBTEDNESS. Incur, create, issue, assume or suffer to exist any Indebtedness, except:

         (a)  Indebtedness under this Agreement;

         (b) Indebtedness incurred by the Company or a Subsidiary in connection with warehousing and/or securitizing Auto Receivables in the ordinary course of its business;

         (c) (i) current liabilities, other than for borrowed money, incurred in the ordinary course of business and (ii) deferred taxes which, in accordance with GAAP, are shown as a liability on the Company's consolidated balance sheet;

         (d)  Existing Indebtedness listed on SCHEDULE 7.10 hereto;

         (e) Indebtedness evidenced by the Debentures arising from the conversion of Preferred Stock in accordance with its terms;

         (f) Indebtedness evidenced by the Senior Notes and other Indebtedness incurred after the Effective Date that is not Subordinated Debt, is not secured by any Lien on any asset of the Company or any of its Subsidiaries and is issued pursuant to an instrument no less favorable to the Company and the Lenders than the Senior Notes Indenture (PROVIDED that any such Indebtedness in excess of $145,000,O0O outstanding at any time less the amount of any payments of principal of the Senior Notes must have a Weighted Average Life to Maturity after 2000);

         (g) Subordinated Debt so long as the aggregate outstanding principal amount of such Subordinated Debt does not exceed at any time the amount set forth in Section 4.09(b)(xi) of the Senior Notes Indenture plus, in the event that no Unmatured Event of Default or Event of Default exists at the time of incurrence thereof, the additional amount of Subordinated Debt, if any, permitted to be incurred by the Company pursuant to Sections 4.09(a) and (b) of the Senior Notes Indenture (PROVIDED, HOWEVER, that (i) no series of Subordinated Debt shall require any repayment, redemption or sinking fund payment not permitted by the Senior Notes Indenture and (ii) the Company shall not optionally redeem, purchase or make a deposit to defease, or make an optional sinking fund payment on any Subordinated Debt without the prior written consent of the Required Lenders);

         (h) Indebtedness arising from now existing or hereafter arising Capitalized Leases which in the aggregate does not exceed $10,000,000 outstanding at any time (PROVIDED, that the aggregate principal amount of Capitalized Leases permitted by this CLAUSE (H) shall be $20,000,000 if and only if the Senior Notes Indenture has been amended to permit such increased principal amount of Capitalized Leases thereunder);

         (i) Indebtedness under Hedging Obligations entered into in the ordinary course that are bona fide and not for speculation and which relate to Indebtedness otherwise permitted by this SECTION 7.10 to be outstanding; and

         (j) Other Indebtedness which in the aggregate does not exceed $15,000,000 outstanding at any time.

    7.11 LIENS. Create, incur, assume or suffer to exist any Lien with respect to any property, revenues or assets now owned or hereafter arising or acquired, except for Permitted Liens.

    7.12 CONTINGENT LIABILITIES. Either: (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except (i) the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, (ii) warranties given in the ordinary course of warehousing and/or securitizing Auto Receivables and (iii) guaranties of Indebtedness of Subsidiaries which Indebtedness does not violate
SECTION 7.10; or (b) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person.

    7.13 UNCONDITIONAL PURCHASE OBLIGATIONS. Enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

    7.14 TRANSACTIONS WITH RELATED PARTIES. Enter into or be a party to any transaction or arrangement, including the purchase, sale, lease or exchange of property or the rendering of any service, with any Related Party, except in the ordinary course of and pursuant to the reasonable requirements of the Company's or the applicable Subsidiary's business and upon fair and reasonable terms which, except in the case of transactions in the ordinary course of the Company's business in connection with warehousing or securitizing Auto Receivables, shall be no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not a Related Party.

    7.15 USE OF PROCEEDS. Use any portion of the proceeds of any Loan, directly or indirectly, (a) for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying any margin stock" within the meaning of FRB Regulation U, (b) to engage in any transaction having as its purpose the Acquisition of any Person if such Acquisition is a Hostile Acquisition or (c) to
(i) knowingly purchase Ineligible Securities from the Arranger during any period in which the Arranger makes a market in such Ineligible Securities, (ii) knowingly purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger or (iii) make payments of principal or interest on Ineligible Securities underwritten or privately placed by the Arranger and issued by or for the benefit of the Company or any Affiliate of the Company. The Arranger is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities; and "INELIGIBLE SECURITIES" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended. The Company will furnish to any Lender on request a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in FRB Regulation U.

    7.16 SELECTION PROCEDURES. Make any material change in its underwriting standards from those in effect on the Effective Date (INTER ALIA, not enter the sub-prime market).

    7.17 CAPITAL BASE.

         (a) Permit its consolidated Capital Base, on the last day of its fiscal year, to be less than the sum of (i) its consolidated Capital Base on the last day of the immediately preceding fiscal year, PLUS (ii) to the extent Net Income for such fiscal year is greater than zero, Net Income for such fiscal year PLUS (iii) Capital Base Proceeds for such fiscal year.

         (b) Permit its consolidated Capital Base, on the last day of any fiscal quarter other than the last day of its fiscal year, to be less than the sum of (i) 95% of its consolidated Capital Base on the last day of the immediately preceding fiscal year PLUS (ii) Capital Base Proceeds since the last day of the immediately preceding fiscal year.

    7.18 LEVERAGE RATIO. Permit the ratio (the "LEVERAGE RATIO") of (a) the Company's consolidated interest bearing Indebtedness (including (i) the portion of any Capitalized Lease allocable to principal in accordance with GAAP and (ii) all Indebtedness issued at any discount from face value) minus the Company's Warehouse Debt to (b) the Company's Net Worth to be greater than 2.0 on the last day of any fiscal quarter.

    7.19 PORTFOLIO LOSS RATIO. Permit the Company's Portfolio Loss Ratio to exceed 2.50% as of the end of any month.

    7.20 DELINQUENCY RATIO. Permit the Delinquency Ratio on the last day of any month to exceed 3.5%.

                                  ARTICLE VIII

                               EVENTS OF DEFAULT

    8.1 EVENT OF DEFAULT. Any of the following shall constitute an "EVENT OF DEFAULT":

         (a) NON-PAYMENT. The Company shall fail to make when due, whether by acceleration or otherwise, any payment of principal of any Loan or the Company shall fail (and such failure shall continue unremedied for a period of five days) to make when due, whether by acceleration or otherwise, any payment of interest on any Loan or any fee or other amount required to be made to the Agent or any Lender pursuant to the Loan Documents.

         (b) REPRESENTATION OR WARRANTY. Any representation or warranty made or deemed to have been made by or on behalf of the Company or any Subsidiary in any of the Loan Documents or by or on behalf of the Company or any Subsidiary in any certificate, statement, report or other writing furnished by or on behalf of the Company to the Agent or any Lender pursuant to the Loan Documents shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified or deemed to have been stated or certified.

         (c) CERTAIN COVENANTS. The Company shall fail to comply with SECTION 6.1, 6.2 or 6.11 or any provision of ARTICLE VII.

         (d) OTHER DEFAULTS. The Company shall fail to comply with any agreement, covenant, condition, provision or term contained in the Loan Documents (and such failure shall not constitute an Event of Default under any of the other provisions of this SECTION 8.1) and such failure to comply shall continue for 30 days.

         (e)  INSOLVENCY; VOLUNTARY PROCEEDINGS.  The Company or any
Subsidiary: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing.

         (f)  INVOLUNTARY PROCEEDINGS. (i) Any involuntary Insolvency
Proceeding is commenced or filed against the Company or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process is issued or levied against a substantial part of the Company's or any Subsidiary's properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within 30 days after commencement, filing, issuance or levy; (ii) the Company or any Subsidiary admits in writing the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Subsidiary acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business.

         (g) JUDGMENTS. A judgment or judgments for the payment of money in excess of the sum of $1,000,000 in the aggregate shall be rendered against the Company or a Subsidiary and the Company or such Subsidiary shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, prior to any execution on such judgments by such judgment creditor, within 30 days from the date of entry thereof, and within said period of 30 days, or such longer period during which execution of such judgment shall be stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

         (h) ERISA. Steps to terminate any Plan shall be instituted by the Company or any ERISA Affiliate if, in order to effectuate such termination, the Company or any ERISA Affiliate would be required to make a contribution to such Plan, or would incur a liability or obligation to such Plan in excess of $1,000,000 or the PBGC shall institute steps to terminate any Plan.

         (i) CROSS DEFAULT. The maturity of any Indebtedness in an amount in excess of $5,000,000 of the Company (other than Indebtedness under this Agreement) or a Subsidiary shall be accelerated, or the Company or a Subsidiary shall fail to pay any such Indebtedness when due or, in the case of such Indebtedness payable on demand, when demanded, or the Company or a Subsidiary shall fail to pay any installment of interest on any series of Master Subordinated Indenture Notes and such failure shall remain uncured for 20 days, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting (any required notice having been given and grace period having expired) the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor, or there shall occur any default or event or condition permitting the liquidation, winding-up or early termination of any Auto Loan Securitization of the Company or any Subsidiary.

         (j) COMMON STOCK. The Company's common stock shall cease to be either listed on a national securities exchange or authorized to be quoted on an inter-dealer quotation system of a registered national securities association.

         (k) FINANCE INCOME RECEIVABLE. The Company fails to reinvest the Net Proceeds arising from the sale of any Finance Income Receivable in any manner which requires the Company to make an offer to purchase any Senior Note under
Section 4.10 of the Senior Notes Indenture.

         (l)  CHANGE OF CONTROL.  Any Change of Control shall occur.

         (m) SENIOR NOTE OFFERS. The Company is required to make one or more Portfolio Reduction Offers or Change of Control Offers (each as defined in the Senior Notes Indenture) pursuant to Sections 4.14 and 4.18 of the Senior Notes Indenture and Senior Notes in an aggregate principal amount greater than $20,000,000 are tendered from time to time to the Company in response to any such offer or offers.

         (n) SUBORDINATED DEBT OFFERS. The Company is required pursuant to the terms of any instrument governing any Subordinated Debt to make one or more offers to redeem or repurchase any Subordinated Debt prior to its expressed maturity and Subordinated Debt in an aggregate principal amount greater than $7,500,000 is tendered from time to time to the Company in response to any such offer or offers.

    8.2 REMEDIES. If any Event of Default occurs, the Agent shall at the request of, or may, with the consent of, the Required Lenders:

         (a) declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments shall be terminated;

         (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and

         (c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under this Agreement, the other Loan Documents and applicable law;

PROVIDED, HOWEVER, that upon the occurrence of any event specified in SUBSECTION (e) or (f) of SECTION 8.1 (in the case of CLAUSE (i) of
SUBSECTION (f) upon the expiration of the 30-day period mentioned therein), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent or any Lender.

    8.3 RIGHTS NOT EXCLUSIVE. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.


                                   ARTICLE IX

                                   THE AGENT

    9.1 APPOINTMENT AND AUTHORIZATION; "AGENT". Each Lender hereby irrevocably (subject to SECTION 9.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement and each other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

    9.2 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible to any of the Lenders for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

    9.3 LIABILITY OF AGENT. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement, in any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or the existence, creation, validity, attachment, perfection, enforceability, value or sufficiency of any collateral security for the Obligations or for any failure of the Company or any other party hereto to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

    9.4 RELIANCE BY AGENT. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent.
The Agent shall be fully justified in
failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.
The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

         (b) For purposes of determining compliance with the conditions specified in SECTION 4.1, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender.

    9.5 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default (except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders) unless the Agent shall have received written notice from a Lender or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default." The Agent will notify the Lenders of its receipt of such notice. The Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Required Lenders in accordance with SECTION 8.2; PROVIDED, HOWEVER, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Lenders.

    9.6 CREDIT DECISION. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement or any other Loan Document, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any Agent-Related Person.

    9.7 INDEMNIFICATION OF AGENT. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or an behalf of the Company and without limiting the obligation of the Company to do so), PRO RATA, from and against any and all Indemnified Liabilities; PROVIDED, HOWEVER, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of the Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.

    9.8 AGENT IN INDIVIDUAL CAPACITY. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Affiliates) and acknowledge that the Agent shall not be under any obligation to provide such information to them. With respect to their respective Loans, BofA and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though BofA were not the Agent hereunder.

    9.9 RESIGNATION; REMOVAL; SUCCESSOR AGENT. The Agent may, and at the request of the Required Lenders shall, resign as an Agent upon 30 days' notice to the Lenders. If the Agent resigns, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders; PROVIDED, HOWEVER, that at all times when an Event of Default or Unmatured Event of Default does not exist, the consent of the Company (not to be unreasonably withheld or delayed) shall be required to the appointment of any such successor agent. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Company, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor administrative and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this ARTICLE IX and SECTIONS 10.4 and 10.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties cf the Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

    9.10 WITHHOLDING TAX. (a) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Code and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Section 1441 or 1442 of the Code, such Lender agrees with and in favor of the Agent, to deliver to the Agent:

         (i) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

         (ii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

           (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Each such Lender agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

         (b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender sells, assigns, grants a participation in, or otherwise transfers, all or part of the Obligations owed by the Company to such Lender, such Lender agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations owed by the Company to such Lender. To the extent of such percentage amount, the Agent will treat such Lender's IRS Form 1001 as no longer valid.

         (c) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers, all or part of the Obligations owed by the Company to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

         (d) If any Lender is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by SUBSECTION (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax without deduction.

         (e) If the IRS or any other Governmental Authority of the United
States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including Attorney Costs).
The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.

    9.11 THE CO-MANAGER. The Co-Manager shall have no rights or duties in such capacity.

                                   ARTICLE X

                                 MISCELLANEOUS

    10.1 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent at the written request of the Required Lenders) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; PROVIDED that no such waiver, amendment or consent shall, unless in writing and signed by all of the Lenders and the Company and acknowledged by the Agent, do any of the following:

         (a) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

         (b) reduce the principal of, or the rate of interest specified herein on, any Loan, or reduce any fees (other than fees referred to in SUBSECTION 2.9(a)) or other amounts payable hereunder;

         (c) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Lenders or any of them to take any action hereunder;

         (d) release any material Collateral except as otherwise expressly permitted by the terms of the Loan Documents; or

         (e) amend this Section, or SECTION 2.13, or any provision herein providing for consent or other action by all Lenders;

and PROVIDED, FURTHER, that (i) no amendment, waiver or consent shall extend or increase the Commitment of any Lender, unless in writing and signed by such Lender, and (ii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Lenders or all Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document.

    10.2 NOTICES. (a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on SCHEDULE 10.2 and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered to the address or facsimile number specified for notices on SCHEDULE 10.2; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.

            (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail; except that notices pursuant to ARTICLE II or IX to the Agent shall not be effective until actually received by the Agent.

            (c) Any agreement of the Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Lenders shall not have any liability to the Company or any other Person on account of any action taken or not taken in good faith by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

    10.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

    10.4 COSTS AND EXPENSES.  The Company shall:

            (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse the Agent and the Arranger within five Business Days after demand (subject to SUBSECTION 4.1(h)) for all reasonable costs and expenses incurred by the Agent and the Arranger in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any other Loan Document and any other document prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including Attorney Costs incurred by the Agent and the Arranger with respect thereto (excluding Attorney Costs of in-house counsel to the Agent and the Arranger incurred prior to the Effective
Date); and

            (b) pay or reimburse the Agent, the Arranger and each Lender within five Business Days after demand for all reasonable costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans and including in any Insolvency Proceeding or any appellate proceeding).

    10.5 COMPANY INDEMNIFICATION. Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify and hold harmless the Agent-Related Persons, and each Lender and each of their respective officers, directors, employees, counsel, agents and attorneys-in-fact (each an "INDEMNIFIED PERSON"), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby or thereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"); PROVIDED that (a) the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent incurred by reason of the gross negligence or willful misconduct of such Indemnified Person and (b) the Company shall not be liable to any Indemnified Person for any such loss, claim, damage, liability or expense to the extent caused by or relating to any legal proceedings commenced against any Indemnified Person by any security holder, depositor or creditor of such Indemnified Person or his or her employer arising out of and based upon rights afforded any such security holder, depositor or creditor solely in its capacity as such. The agreements in this Section shall survive payment of all other Obligations.

    10.6 PAYMENTS SET ASIDE. To the extent that the Company makes a payment to the Agent or any Lender, or the Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then
(a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.

    10.7 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

    10.8 ASSIGNMENTS, PARTICIPATIONS, ETC. (a) Any Lender may, with the prior written consent of the Agent and the Company (which consents shall not be unreasonably withheld or delayed), at any time assign and delegate to one or more Eligible Assignees (PROVIDED that no written consent of the Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Assignee that is an Affiliate of such Lender) (each an "ASSIGNEE") all, or any ratable part of all, of the Loans, the Commitment and the other rights and obligations of such Lender hereunder, in a minimum amount equal to the lesser of (x) $10,000,000 and (y) all of such Lender's remaining rights and obligations hereunder (or, if assigning to another Lender or an Affiliate of any Lender, without regard to any minimum amount); PROVIDED, that the Company and the Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of EXHIBIT H ("ASSIGNMENT AND ACCEPTANCE") together with any Note or Notes subject to such assignment and (iii) the assignor Lender or Assignee has paid to the Agent a processing fee in the amount of $3,500.

            (b) From and after the date that the Agent notifies the assignor Lender that it has received and provided its consent (and received, if applicable, the consent of the Company) with respect to an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents and (ii) the assignor Lender shall, to the extent that rights and obligations under the Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

            (c) Any Lender may at any time sell to one or more Eligible Assignees that are commercial banks and not Affiliates of the Company (a "PARTICIPANT") participating interests in any Loans, the Commitment of such Lender and the other interests of such Lender (the "originating Lender") hereunder and under the other Loan Documents; PROVIDED, HOWEVER, that (i) the originating Lender's obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) the originating Lender shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall continue to deal solely and directly with the originating Lender in connection with the originating Lender's rights and obligations under this Agreement and the other Loan Documents and (iv) no Lender shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Lenders as described in CLAUSES (a) or (b) of the FIRST PROVISO to SECTION 10.1 or CLAUSE (i) of the SECOND PROVISO to SECTION 10.1 (if an increase in the originating Lender's Commitment would cause an increase in the Participant's commitment with respect to its participating interest). In the case of any such participation, the Participant shall be entitled to the benefit of SECTIONS 3.1, 3.3, 3.4, 10.4 and 10.5 as though it were also a Lender hereunder (PROVIDED that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the originating Lender would have been entitled to receive if no such participation had been sold), and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. Each Lender may furnish any information concerning the Company and its Subsidiaries in the possession of such Lender from time to time to participants and prospective participants and may furnish information in response to credit inquiries consistent with general banking practice.

            (d) Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge,all or any portion of its rights under and interest in this Agreement and any Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

    10.9 CONFIDENTIALITY. Each Lender agrees that all information concerning the Company or its Subsidiaries that is furnished or has previously been furnished to such Lender by or on behalf of the Company or any Subsidiary, or by the Agent or the Arranger on the Company's or such Subsidiary's behalf, in connection with this Agreement will be held in confidence and treated as confidential by such Lender and its Affiliates and will not, except as hereinafter provided, without the prior written consent of the Company, be disclosed by such Lender or its Affiliates in any manner whatsoever, in whole or in part, or be used by such Lender or its Affiliates other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated by such Lender or any of its Affiliates with the Company or any Subsidiary; except to the extent such information (i) was or becomes generally available to the public other than as a result of disclosure by such Lender or any of its Affiliates, or
(ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that, insofar as known to such Lender, such source is not prohibited from providing such information by any contractual, legal or fiduciary obligation to the Company; PROVIDED, HOWEVER, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding relating to this Agreement to which the Agent or any Lender or any of their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Lender's independent auditors and other professional advisors (each of which shall be required to keep such information confidential to the extent provided in this SECTION 10.9);
(G) to any Participant or Assignee, actual or prospective provided that such Person agrees in writing to keep such information confidential to the same extent required of the Lenders hereunder and (in the case of a prospective Participant or Assignee) agrees to return such information if such Person does not become a Participant or Assignee; (H) as to any Lender or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party with such Lender or such Affiliate; and (I) to its Affiliates (each of which shall be required to keep such information confidential to the extent provided in this SECTION 10.9).

    10.10 SET-OFF. In addition to any rights and remedies of the Lenders provided by law, if an Event of Default exists, or the Loans have been accelerated, each Lender is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the Company against any and all Obligations owing to such Lender, now or hereafter existing, irrespective of whether or not the Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. Each Lender agrees promptly to notify the Company and the Agent after any such set-off and application made by such Lender; PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application.

    10.11 AUTOMATIC DEBITS OF FEES. With respect to any commitment fee, arrangement fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent or BAI under the Loan Documents, the Company hereby irrevocably authorizes BofA (and, if requested by BofA, BAI) to debit any deposit account of the Company with BofA or BAI in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense; PROVIDED that BofA or BAI shall notify the Company one Business Day prior to any such debit. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in

BofA's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.

    10.12 NOTIFICATION OF ADDRESSES, LENDING OFFICES, ETC. Each Lender shall notify the Agent in writing of any change in the address to which notices to such Lender should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

    10.13 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of which taken together shall be deemed to constitute but one and the same instrument.

    10.14 SEVERABILITY. The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such instrument or agreement.

    10.15 NO THIRD PARTIES BENEFITED. This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Lenders, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other Loan Document.

    10.16 GOVERNING LAW AND JURISDICTION. (a) THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

            (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE LENDERS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE COMPANY, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE LENDERS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

    10.17 WAIVER OF JURY TRIAL. THE COMPANY, THE LENDERS AND THE AGENT EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE COMPANY, THE LENDERS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENT, RENEWAL, SUPPLEMENT OR MODIFICATION TO THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT.

    10.18 ENTIRE AGREEMENT. This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Lenders and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

    10.19 USE OF NAME. The parties hereto agree that, so long as the Company is not enjoined, restrained or in any way prevented from conducting all or any material part of its business affairs, the use of the name "Olympic" by the Company, notwithstanding the provisions of 36 U.S.C. Section 380 or any similar or related provision of any federal, state or local law, shall not be deemed to constitute an Unmatured Event of Default or an Event of Default; PROVIDED, HOWEVER, that nothing contained in this Section shall be deemed to waive any Event of Default which arises after the date of this Agreement which would constitute a violation of SECTION 8.1(g) of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                        OLYMPIC FINANCIAL LTD.



                                        By:  /s/ John A. Witham
                                            -------------------------------
                                        Title: Executive Vice President
                                               ----------------------------
                                               and Chief Financial Officer
                                               ----------------------------

                                        BANK OF AMERICA NATIONAL TRUST
                                        AND SAVINGS ASSOCIATION,
                                        as Agent



                                        By:  /s/ Mark N. Hurley
                                            -------------------------------
                                        Title:  Managing Director
                                               ----------------------------


                                        BANK OF AMERICA ILLINOIS, as a
                                        Lender



                                        BY:  /s/ Mark N. Hurley
                                            -------------------------------
                                        Title:  Managing Director
                                               ----------------------------


                                        FIRST BANK NATIONAL ASSOCIATION, as
                                        Co-Manager and as a Lender


                                        By:  /s/ Carol M. Preisinger
                                            -------------------------------
                                        Title:  Senior Vice President
                                               ----------------------------


                                        COMERICA BANK



                                        By:  /s/ David L. Morrison
                                            -------------------------------
                                        Title: Assistant Vice President
                                               ----------------------------

                                        DG BANK DEUTSCHE
                                        GENOSSENSCHAFTSBANK, CAYMAN ISLAND
                                        BRANCH


                                        By:  /s/ Mark Connelly
                                            -------------------------------
                                        Title:  Vice President
                                               ----------------------------


                                        By:  /s/ Karen A. Brinkman
                                            -------------------------------
                                        Title: Vice President
                                               ----------------------------


                                        DRESDNER BANK AG, NEW YORK AND
                                        GRAND CAYMAN BRANCHES


                                        By:  /s/
                                            -------------------------------
                                        Title:  Vice President
                                               ----------------------------


                                        By:  /s/
                                            -------------------------------
                                        Title:  Associate Vice President
                                               ----------------------------


                                        FIRST BANK NATIONAL ASSOCIATION


                                        By:  /s/ Carol M. Preisinger
                                            -------------------------------
                                        Title: Senior Vice President
                                               ----------------------------


                                        THE SUMITOMO BANK, LIMITED


                                        By:  /s/ Michael J. Philippe
                                            -------------------------------
                                        Title:  Vice President & Manager
                                               ----------------------------

                                        By:  /s/ Doug Pudvah
                                            -------------------------------
                                        Title:  Vice President
                                               ----------------------------